Exhibit 99.2

Orexigen Therapeutics, Inc.

Financial Statements

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Stockholders and Board of Directors
Pernix Therapeutics Holdings, Inc.
Morristown, New Jersey

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheet of Orexigen Therapeutics, Inc. and subsidiary (collectively, the "Company") as of December 31, 2017, and the related consolidated statement of operations, comprehensive loss, stockholders' equity, and cash flows for the year ended December 31, 2017, and the related notes and schedules (collectively referred to as the financial statements). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2017, and the results of its operations and its cash flows for the year ended December 31, 2017, in conformity with accounting principles generally accepted in the United States of America.

Substantial Doubt about the Company's Ability to Continue as a Going Concern

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note (1) to the consolidated financial statements, the Company has suffered recurring losses from operations and filed bankruptcy on March 12, 2018, both of which raise substantial doubt about its ability to continue as a going concern. Management's plans in regard to these matters are described in Note (1). The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on the Company's financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) ("PCAOB") and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of the internal control over financial reporting, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion.

Our audit included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audit provides a reasonable basis for our opinion.

/s/ Cherry Bekaert LLP

Atlanta, Georgia
October 9, 2018

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Stockholders of
Orexigen Therapeutics, Inc.

We have audited the accompanying consolidated balance sheet of Orexigen Therapeutics, Inc. as of December 31, 2016, and the related consolidated statements of operations, comprehensive loss, stockholders' equity, and cash flows for the year ended December 31, 2016. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Company's internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Orexigen Therapeutics, Inc. at December 31, 2016, and the consolidated results of its operations and its cash flows for the year ended December 31, 2016, in conformity with U.S. generally accepted accounting principles.

/s/ Ernst & Young LLP

San Diego, California
March 29, 2017

OREXIGEN THERAPEUTICS, INC.

CONSOLIDATED BALANCE SHEETS
(In thousands, except share and par value amounts)

	December 31,
	2017	2016
ASSETS
Current assets:
Cash and cash equivalents	$46,892	$92,494
Accounts receivable, net	31,542	1,102
Investment securities, available-for-sale	-	11,499
Restricted cash and investments	-	90,005
Inventory	14,182	23,193
Prepaid expenses and other current assets	6,218	6,168
Total current assets	98,834	224,461
Property and equipment, net	638	1,044
Intangible assets	59,124	76,061
Other long-term assets	1,805	2,835
Restricted cash	188	188
Total assets	$160,589	$304,589
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$14,889	$15,210
Accrued expenses	40,112	30,412
Contingent consideration	-	15,000
Convertible debt, at fair value	39,200	-
Deferred revenue, current portion	2,948	4,738
Total current liabilities	97,149	65,360
Long-term contingent consideration	-	6,800
Long-term convertible debt	21,501	64,279
Long-term convertible debt, at fair value	2,532	101,900
Deferred revenue, less current portion	10,495	5,863
Commitments and contingencies
Series Z preferred stock, $.001 par value, 219,994 issued and outstanding at December 31, 2017 and December 31, 2016	3,343	3,343
Stockholders' equity:
Preferred stock, $0.001 par value, 10,000,000 shares authorized at December 31, 2017 and 2016, 219,994 shares and no shares issued and outstanding at December 31, 2017 and 2016, respectively	-	-
Common stock, $0.001 par value, 300,000,000 shares authorized at December 31, 2017 and 2016; 18,887,033 and 14,616,751 shares issued and outstanding at December 31, 2017 and 2016, respectively	19	15
Additional paid-in capital	718,977	698,229
Accumulated other comprehensive income	(8,674)	4,011
Accumulated deficit	(684,753)	(645,211)
Total stockholders' equity	25,569	57,044
Total liabilities and stockholders' equity	$160,589	$304,589

See accompanying notes.

OREXIGEN THERAPEUTICS, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share amounts)

	Years Ended December 31,
	2017	2016
Revenues:
Collaborative agreement	$651	$5,795
Royalties	-	5,931
Net product sales	87,924	21,983
Total revenues	88,575	33,709
Cost of product sales	23,941	7,995
Operating expenses:
Research and development	26,901	38,023
Selling, general and administrative	172,185	118,583
Impairment loss on intangible assets	9,000	-
Pre-existing settlement gain	-	(80,229)
Amortization expense of intangible assets	7,937	3,307
Change in fair value of contingent consideration	(6,800)	3,000
Total operating expenses	209,223	82,684
Loss from operations	(144,589)	(56,970)
Other income (expense):
Interest income	555	622
Interest expense	(3,622)	(7,850)
Foreign currency gain (loss) net	12,073	(3,880)
Change in fair value of financial instruments	81,276	25,400
Gain on extinguishment of debt	13,655	18,287
Total other income (expense)	103,937	32,579
Net loss before income taxes	(40,652)	(24,391)
Income taxes	1,110	(133)
Net loss	$(39,542)	$(24,524)
Net loss per share - basic and diluted	$(2.52)	$1.68
Shares used to compute basic and diluted net loss per share	15,666	14,576

See accompanying notes.

OREXIGEN THERAPEUTICS, INC.

CONSOLIDATED STATEMENTS OF COMPREHENSIVE LOSS
(In thousands)

	Years Ended December 31,
	2017	2016
Net loss	$(39,542)	$(24,524)
Other comprehensive income (loss)
Foreign currency translation gain (loss)	(12,706)	3,807
Unrealized gains (losses) on investment securities	21	(12)
Other comprehensive income (loss)	(12,685)	3,795
Comprehensive loss	$(52,227)	$(20,729)

See accompanying notes.

OREXIGEN THERAPEUTICS, INC.

CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
(In thousands)

				Accumulated
			Additional	Other		Total
	Common Stock		Paid-In	Comprehensive	Accumulated	Stockholders'
	Shares	Amount	Capital	Income (Loss)	Deficit	Equity
Balance at December 31, 2015	14,555	$15	$653,835	$216	$(620,687)	$33,379
Reclassification of warrants to equity	-	-	33,700	-	-	33,700
Exercise of common stock options	2	-	36	-	-	36
Issuance of common stock for Employee Stock Purchase Plan	60	-	152	-	-	152
Stock-based compensation expense	-	-	10,506	-	-	10,506
Unrealized gain on securities, available-for-sale	-	-	-	(12)	-	(12)
Cumulative translation adjustment	-	-	-	3,807	-	3,807
Net loss	-	-	-	-	(24,524)	(24,524)
Balance at December 31, 2016	14,617	15	698,229	4,011	(645,211)	57,044
Issuance of common stock for debt conversion	4,090	4	9,198	-	-	9,202
Issuance of common stock for Employee Stock Purchase Plan	180	-	226	-	-	226
Stock-based compensation expense	-	-	11,324	-	-	11,324
Unrealized loss on securities, available-for-sale	-	-	-	21	-	21
Cumulative translation adjustment	-	-	-	(12,706)	-	(12,706)
Net loss	-	-	-	-	(39,542)	(39,542)
Balance at December 31, 2017	18,887	$19	$718,977	$(8,674)	$(684,753)	$25,569

See accompanying notes.

OREXIGEN THERAPEUTICS, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)

	Years Ended December 31,
	2017	2016
Operating activities
Net loss	$(39,542)	$(24,524)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Amortization of premium on investment securities, available-for-sale	(11)	245
Accretion of debt discount	1,616	4,564
Change in fair value of financial instruments	(81,276)	(25,400)
Gain from pre-existing settlement	-	(80,229)
Change in fair value of contingent consideration	(6,800)	3,000
Impairment loss on intangible assets	9,000	-
Amortization of intangible assets	7,937	3,307
Gain from extinguishment of debt	(18,056)	(18,287)
Depreciation	425	428
Unrealized foreign currency (gain) loss	(12,297)	4,307
Stock-based compensation	11,248	10,330
Other non-cash adjustments	37	586
Changes in operating assets and liabilities:
Accounts receivable, net	(30,091)	5,668
Inventory	9,560	1,453
Prepaid expenses and other current assets	(31)	(3,913)
Accounts payable and accrued expenses	10,515	11,814
Other assets	1,009	(1,843)
Deferred rent and lease incentives	-	(150)
Deferred revenue	1,462	(1,069)
Net cash used in operating activities	(135,295)	(109,713)
Investing activities
Purchases of investment securities, available-for-sale	(89,962)	(23,599)
Maturities and sales of investment securities, available-for-sale	101,498	70,604
Purchase of Contrave - net	(3,414)	(63,504)
Restricted cash	-	(50)
Sale (purchase) of restricted investments	90,000	(90,178)
Purchases of property and equipment	(15)	(330)
Net cash provided by (used in) investing activities	98,107	(107,057)
Financing activities
Contingent payment to Takeda	(12,900)	-
Proceeds from convertible debt issuance	-	120,000
Proceeds from issuance of warrants	-	41,000
Proceeds from issuance of Series Z Preferred	-	3,343
Repayment of debt	1,471	(9,974)
Proceeds from issuance of common stock and warrants	2,655	188
Net cash provided by financing activities	(8,774)	154,557
Effect of exchange rate changes on cash	360	(715)
Increase (decrease) in cash and cash equivalents	(45,602)	(62,928)
Cash and cash equivalents at beginning of period	92,494	155,422
Cash and cash equivalents at end of period	$46,892	$92,494
Supplemental Disclosure of Cash Flow Information:
Interest paid	$1,973	$3,221
Taxes paid	$174	$1,347
Unrealized gain (loss) on investment securities, available-for-sale	$21	$(12)
2017 exchange note conversions	$5,246	$-

See accompanying notes.

OREXIGEN THERAPEUTICS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. Organization and Basis of Presentation

Orexigen Therapeutics, Inc., or the Company, a Delaware corporation, is a biopharmaceutical company focused on the development and commercialization of pharmaceutical product candidates for the treatment of obesity. The Company was incorporated in September 2002 and commenced operations in 2003.

The Company's primary activities since incorporation have been organizational activities, including recruiting personnel, conducting research and development, including clinical trials, raising capital, and preparing for the marketing and commercialization of its sole product, Contrave®, in the United States. Contrave was launched commercially in the United States by the Company's former partner, Takeda Pharmaceutical Company Limited, or Takeda, in October 2014. In August 2016, the collaboration agreement between the Company and Takeda was terminated and the Company is now solely responsible for developing and commercializing Contrave within the United States and the rest of the world. The Company has experienced losses since its inception, and as of December 31, 2017, had an accumulated deficit of $684.8 million. The Company expects to continue to incur losses for at least the next several years. Successful transition to attaining profitable operations is dependent upon achieving a level of revenues adequate to support the Company's cost structure, and until that time, the Company may need to continue to raise additional equity or debt financing.

The Company follows the provisions of the Financial Accounting Standards Board, or the FASB, Accounting Standard Codification, or ASC, Topic 205-40, Presentation of Financial Statements - Going Concern, which requires that management evaluate whether there are relevant conditions and events that in aggregate raise substantial doubt about the entity's ability to continue as a going concern and to meet its obligations as they become due within one year from the date that the financial statements are issued. Furthermore, the standard does not permit management, in performing its evaluation, to take into consideration the potential mitigating effects of plans or actions that have not been fully implemented or concluded as of the date the financial statements are issued.

In performing its evaluation, management determined that the Company does not currently have adequate capital resources to fund its operations for one year after the financial statements are issued. As a result, due to the uncertainty regarding the Company's ability to fund its obligations, on March 12, 2018, the Company filed a voluntary petition for bankruptcy protection under Chapter 11 of Title 11 of the United States Bankruptcy Code in the United States Bankruptcy Court for the District of Delaware (the "Bankruptcy Court") (Case No. 18-10518). Orexigen management has concluded that there is substantial doubt regarding the Company's ability to continue as a going concern and to meet all of its obligations as they become due within one year after the accompanying financial statements are issued.

On April 23, 2018, the Company entered into an asset purchase agreement (the "Agreement") with Nalpropion Pharmaceuticals, Inc. (the "Purchaser"), pursuant to which the Purchaser agreed to acquire substantially all of the assets and assume certain liabilities of the Company for an aggregate purchase price of $75,000,000 (the "Acquisition"). Nalpropion Pharmaceuticals is a special purpose vehicle jointly owned by Pernix Ireland Pain Designated Activity Company, a wholly owned subsidiary of the Company, and funds managed by Highbridge Capital Management, LLC and Whitebox Advisors LLC. On June 23, 2018, the Bankruptcy Court approved an order authorizing the Acquisition with the Purchaser pursuant to the Acquisition Agreement. On July 26, 2018, the Company and the Purchaser entered into an amendment to the Agreement (the "Amendment"). The Amendment reduces the aggregate purchase price to $73,500,000 and creates a $5,000,000 reserve to cover potential post-closing indemnification claims by the Purchaser. On July 27, 2018, the Company closed the sale and transferred substantially all of its assets to the Purchaser. As of October 1, 2018, certain assets and liabilities of the Orexigen remain in the control of the Bankruptcy Court.

The financial statements of the Company's foreign subsidiary with a functional currency other than the U.S. dollar are translated into U.S. dollars using period-end exchange rates for assets and liabilities, historical exchange rates for stockholders' equity and weighted average exchange rates for operating results. Translation gains and losses are included in accumulated other comprehensive income (loss) in stockholders' equity. Foreign currency transaction gains and losses are included in the results of operations in other income and expense.

Reverse Stock Split

In July 2016, the Orexigen Board of Directors and stockholders approved a 1-for-10 reverse stock split of all of the outstanding shares of Orexigen's common stock. On the effective date (July 12, 2016) of the reverse stock split, every 10 shares of the Company's issued and outstanding common stock, par value $0.001, was consolidated into one outstanding share of common stock, par value $0.001. The reverse stock split reduced the number of shares of the Company's outstanding common stock from approximately

145.9 million to approximately 14.6 million. Proportional adjustments were made to the Company's outstanding convertible debt, stock options, warrants, and equity incentive plan. The effect of this event has been reflected in all the share quantities and per share amounts in these financial statements. The shares of common stock authorized remained at 300 million shares and retained a par value of $0.001.

2. Summary of Significant Accounting Policies

Principles of Consolidation

The consolidated financial statements include the accounts of Orexigen Therapeutics Inc. and our wholly owned subsidiary, Orexigen Therapeutics Ireland, Ltd. All intercompany transactions and balances have been eliminated in consolidation.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

Cash and Cash Equivalents

The Company considers all highly liquid investments with maturities of three months or less from the date of purchase to be cash equivalents.

Investment Securities, Available-for-Sale

The Company classifies all investment securities as available-for-sale, as the sale of such securities may be required prior to maturity. These investment securities are carried at fair value, with unrealized gains and losses reported as accumulated other comprehensive income (loss) until realized. The cost of debt securities is adjusted for amortization of premiums and accretion of discounts to maturity. Such amortization and accretion, as well as interest and dividends, are included in interest income. Realized gains and losses from the sale of available-for-sale securities, if any, are determined on a specific identification basis and are also included in interest income.

The Company reviews all available-for-sale securities at each period end to determine if they remain available-for-sale based on then current intent and ability to sell the security if it is required to do so. Marketable securities are subject to a periodic impairment review. The Company may recognize an impairment charge when a decline in the fair value of investments below the cost basis is determined to be other-than-temporary. There were no marketable securities deemed to be impaired as of December 31, 2017 or 2016.

Restricted Cash and Investments

All cash and investments that are legally restricted from use are recorded in restricted cash and investments on the consolidated balance sheets. The convertible senior secured notes due 2020 issued in March 2016 (See Note 9) require the Company to maintain a minimum account balance which is considered to be restricted cash and investments. The required restricted cash and investment amounts were $90.0 million and $40.0 million until March 21, 2017 and June 21, 2017, respectively.

Fair Value of Financial Instruments

The carrying amount of cash and cash equivalents, account receivable, restricted cash, accounts payable and accrued expenses are considered to be representative of their respective fair value because of the short-term nature of these items. Investment securities, available-for-sale, are carried at fair value.

Segment Reporting

The Company operates in one segment based upon the Company's organizational structure, the way in which the operations and investments are managed and evaluated by the chief operating decision maker ("CODM") as well as the lack of availability of discrete financial information at a lower level. The Company's CODM reviews revenue at the product line level, and commercial, manufacturing, operating income and expenses, and net income at the Company wide level to allocate resources and assess the

Company's overall performance. The Company shares common, centralized support functions, including finance, human resources, legal, information technology, and corporate marketing, all of which report directly or indirectly to the CODM.  Accordingly, decision-making regarding the Company's overall operating performance and allocation of Company resources is assessed on a consolidated basis.

Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentrations of credit risk consist primarily of cash and cash equivalents and available-for-sale investment securities. The Company maintains deposits in federally insured financial institutions in excess of federally insured limits. However, management believes the Company is not exposed to significant credit risk due to the financial position of the depository institutions in which these deposits are held. Additionally, the Company has established guidelines regarding the diversification of its investments and their maturities, which are designed to maintain safety and liquidity.

Property and Equipment

Property and equipment is stated at cost and depreciated over the estimated useful lives of the assets (three to five years) using the straight-line method. Leasehold improvements are stated at cost and amortized over the shorter of their useful lives or the lease term.

Impairment of Long-Lived Assets

The Company will record impairment losses on long-lived assets used in operations when events and circumstances indicate that assets might be impaired and the undiscounted cash flows estimated to be generated by those assets are less than the carrying amount of those assets. The Company did not recognize any impairment losses during the year ended December 31, 2016.

As of December 31, 2017, the Company concluded it had a triggering event requiring assessment of impairment for its long-lived assets in conjunction with the voluntary filing for bankruptcy protection in Bankruptcy Court in March 2018 and the subsequent sale of substantially all of the assets and assume certain liabilities of the Company in July 2018. As a result, the Company reviewed the long-lived assets for impairment and recorded a $9.0 million impairment charge during the three months ended December 31, 2017.

Research and Development Costs

All research and development costs are charged to expense as incurred and consist principally of costs related to clinical trials, license fees and salaries and related benefits. Clinical trial costs are a significant component of research and development expenses. These costs are accrued based on estimates of work performed, and require estimates of total costs incurred based on patients enrolled, progress of clinical studies and other events. Clinical trial costs are subject to revision as the trials progress and revisions are charged to expense in the period in which they become known.

Patent Costs

All costs related to filing and pursuing patent applications are expensed as incurred as recoverability of such expenditures is uncertain.

Inventory

Inventories are stated at the lower of cost (using a first-in, first-out basis, or "FIFO") or market (as of December 31, 2016) or net realizable value (as of December 31, 2017). Inventory costs including raw materials, work in process and finished goods associated with its products prior to regulatory approval are charged to research and development expense prior to such approval on a country-specific basis.

Fair Value Option

The Company has elected the fair value option to account for its convertible notes that were issued during the year ended December 31, 2017 and 2016 and records these convertible notes at fair value with changes in fair value recorded in the statement of operations. As a result of applying the fair value option, direct costs and fees related to the convertible notes were recognized in earnings as incurred and not deferred.

Preferred Stock

When issued, the Company classifies conditionally redeemable preferred shares, which includes preferred shares that feature redemption rights that are either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within the Company's control, as temporary equity. The Company's Series Z Preferred Stock features a contingent right to receive payment from the Company in the event of certain fundamental changes, some of which are not within the Company's control. Accordingly, the Series Z Preferred Stock is presented as a component of temporary equity.

Accounting for Warrants at Fair Value

The Company classifies as liabilities any contracts that (i) require net-cash settlement (including a requirement to net-cash settle the contract if an event occurs and if that event is outside the control of the Company) or (ii) gives the counterparty a choice of net-cash settlement or settlement in shares (physical settlement or net-share settlement).

The Company assessed the classification of warrants issued in March 2016 and associated with the 2016 convertible notes as of the date of the offering and determined that such instruments met the criteria for liability classification due to a cash settlement feature. Accordingly, the Company classified the warrants issued in 2016 as a liability at their fair value and adjusts the instruments to fair value at each balance sheet date until the cash settlement feature expires, the warrants are exercised or expired. At the 2016 Annual Meeting of Stockholders on July 8, 2016, the stockholders approved an amendment to increase the authorized shares of common stock. On such date, the cash settlement feature expired and, therefore, the Company adjusted the liability to fair value on that date and reclassified the warrants from a liability to equity in Additional Paid-in Capital and no longer being marked to market.

Convertible Senior Notes

In December 2013, the Company issued $115.0 million in aggregate principal amount of 2.75% convertible senior notes due 2020, or the 2013 Notes. The convertible debt may be settled in shares or cash upon conversion at the Company's option. The cash settlement feature of the 2013 Notes required the Company to account for the liability (debt) and equity (conversion option) components separately. The carrying amount of the liability component was estimated by measuring the fair value of a similar liability that does not have an associated conversion feature. To measure the fair value of the liability component, the Company used an income approach, discounting the future contractual cash flows due under the 2013 Notes by a market interest rate. The market interest rate was determined to be 8.69%. Assumptions used in the estimate represent what market participants would use in pricing the liability component, including market interest rates, credit standing, and yield curves, all of which are defined as Level 2 observable inputs. The estimated implied interest rate was applied to the 2013 Notes, which resulted in a fair value of the liability component of $79.7 million upon issuance, calculated as the present value of implied future payments based on the $115.0 million aggregate principal amount. The difference between the cash proceeds and the estimated fair value of the liability component was recorded in additional paid-in capital as the 2013 Notes. The liability component will be accreted to redemption value over the term of the 2013 Notes.

Purchased Intangibles

Acquired assets and liabilities assumed in an acquisition are recorded on the basis of their estimated fair values determined by management at the date of acquisition. The Company determines the estimated economic lives of the acquired intangible assets for amortization purposes.

Intangible assets consist of developed technology and trade-names acquired in the Contrave business combination under the purchase method of accounting are recorded at fair value net of accumulated amortization since the acquisition date. Amortization is calculated using the straight line method over the estimated useful lives at the following annual rates:

	Useful Lives
Developed technology	10	years
Trade-name	10	years

The Company reviews its finite-lived intangible assets for impairment when events or changes in circumstances indicate that the carrying amount of finite-lived intangible asset may not be recoverable. Recoverability of a finite-lived intangible asset is measured by a comparison of its carrying amount to the undiscounted future cash flows expected to be generated by the asset. If the asset is considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the asset exceeds the fair value of the asset. There were no indicators of impairment during the period ended December 31, 2016. The Company recorded a $9.0 million impairment charge during the three months ended December 31, 2017.

Income Taxes

Deferred tax assets and liabilities are determined based on the differences between the financial reporting and tax basis of assets and liabilities using enacted tax rates which will be in effect when the differences reverse. The Company provides a valuation allowance against net deferred tax assets unless, based upon the available evidence, it is more likely than not that the deferred tax asset will be realized.

The Company follows the provisions of the Income Taxes Topic of the FASB Accounting Standards Codification that defines a recognition threshold and measurement attributes for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return.  Under the Income Taxes Topic, the impact of an uncertain income tax position on the income tax return must be recognized at the largest amount that is more-likely-than-not to be sustained upon audit by the relevant taxing authority.  An uncertain income tax position will not be recognized if it has less than a 50% likelihood of being sustained.

Revenue Recognition

Collaborative agreement revenue

Prior to the revised multiple element and milestone method of revenue recognition guidance adopted by the Company on January 1, 2011, nonrefundable, up-front license fees and milestone payments with standalone value that are not dependent on any future performance by the Company under the agreements were recognized as revenue upon the earlier of when payments were received or collection was assured, but were deferred if the Company had continuing performance obligations. If the Company had continuing involvement through contractual obligations under such agreements, such up-front fees were deferred and recognized over the period for which the Company continued to have a performance obligation.

Effective January 1, 2011, for multiple element agreements entered into or materially modified after December 31, 2010, the Company follows the provisions of ASU No. 2009-13. In order to account for the multiple-element arrangements, the Company identifies the deliverables included within the agreement and evaluates which deliverables represent separate units of accounting. Analyzing the arrangement to identify deliverables requires the use of judgment, and each deliverable may be an obligation to deliver services, a right or license to use an asset, or another performance obligation. A delivered item is considered a separate unit of accounting when the delivered item has value to the partner on a standalone basis based on the consideration of the relevant facts and circumstances for each arrangement. Factors considered in this determination include the research capabilities of the partner and the availability of research expertise in this field in the general marketplace. Arrangement consideration is allocated at the inception of the agreement to all identified units of accounting based on their relative selling price. The relative selling price for each deliverable is determined using VSOE of selling price or third-party evidence of selling price if VSOE does not exist. If neither VSOE nor third-party evidence of selling price exists, the Company use its best estimate of the selling price for the deliverable. The amount of allocable arrangement consideration is limited to amounts that are fixed or determinable. The consideration received is allocated among the separate units of accounting, and the applicable revenue recognition criteria are applied to each of the separate units. Changes in the allocation of the sales price between delivered and undelivered elements can impact revenue recognition but do not change the total revenue recognized under any agreement. Upfront license fee payments are recognized upon delivery of the license if facts and circumstances dictate that the license has standalone value from the undelivered items, which generally include research and development services and the manufacture of drug products, the relative selling price allocation of the license is equal to or exceeds the upfront license fee, persuasive evidence of an arrangement exists, the Company's price to the partner is fixed or determinable, and collectability is reasonably assured.

Upfront license fee payments are deferred if facts and circumstances dictate that the license does not have standalone value. The determination of the length of the period over which to defer revenue is subject to judgment and estimation and can have a material impact on the amount of revenue recognized in a given period.

The Company accounts for milestone payments under its agreements using the milestone method of accounting. The Company recognizes consideration that is contingent upon the achievement of a milestone in its entirety as revenue in the period in which the milestone is achieved only if the milestone is substantive in its entirety. A milestone is considered substantive when it meets all of the following three criteria: 1) the consideration is commensurate with either the entity's performance to achieve the milestone or the enhancement of the value of the delivered item(s) as a result of a specific outcome resulting from the entity's performance to achieve the milestone, 2) the consideration relates solely to past performance, and 3) the consideration is reasonable relative to all of the deliverables and payment terms within the arrangement. A milestone is defined as an event (i) that can only be achieved based in whole or in part on either the entity's performance or on the occurrence of a specific outcome resulting from the entity's performance, (ii) for which there is substantive uncertainty at the date the arrangement is entered into that the event will be achieved and (iii) that would result in additional payments being due to the Company. Any milestone payments that do not satisfy these revenue recognition criteria are recorded over the remaining life of the agreements with a cumulative catch up adjustment for the portion of the milestone earned from the inception of the agreement to the expected term of the agreement. The excess of the milestone paid and the amount recognized in the cumulative catch up adjustment is recorded as deferred revenue and recognized over the remaining expected term of the agreement.

Royalty revenue

Royalties to be received based on sales of the Company's licensed products by partners are recognized as earned.

Product Sales, Net

The Company's net product sales consist of U.S. sales of Contrave as well as product sales to our distributors in other countries. The Company recognizes product revenue when all four of the following criteria are met: (i) persuasive evidence that an arrangement exists; (ii) delivery of the products and/or services has occurred; (iii) the selling price is fixed or determinable; and (iv) collectability is reasonably assured. Specifically, net product revenue from the sale of Contrave/Mysimba is generally recognized upon transfer of title of the product to our third-party customers, provided that no significant obligations remain.

Effective August 1, 2016, the Company reacquired the commercial rights of Contrave from Takeda and began selling Contrave in the U.S. The Company commenced shipments of Contrave to its wholesalers in mid-August 2016. The Company has determined it does not currently have the necessary volume of activity to reasonably estimate certain sales allowances at the time title and risk of loss transfers to the wholesalers. Accordingly, the price is not considered fixed or determinable at that time. Therefore, the Company recognizes revenue when the wholesalers sell Contrave to the dispensing institutions (i.e. pharmacies, hospitals) at which point it has developed sufficient historical experience and data to reasonably estimate future returns and chargebacks. As of December 31, 2017, the Company had a deferred revenue balance of approximately $1.7 million related to Contrave net product sales in the U.S.

Upon recognition of revenue from product sales of Contrave in the U.S., the Company records certain sales reserves and allowances as a reduction to gross revenue. These reserves and allowances include:

Rebates:

The Company records provisions for U.S. Medicaid, and commercial managed care contract rebates at the time revenue is recognized based upon our estimated rebate claims attributable to a sale. U.S. Medicaid rebate accruals are generally based on historical payment data and estimates of future Medicaid beneficiary utilization applied to the Medicaid unit rebate formula established by the Center for Medicaid and Medicare Services. For commercial managed care contract rebates, the Company considers current contract terms, such as changes in formulary status and agreed to discount rates, along with historical utilization rates. Orexigen also considers outstanding rebate claims, rebate payments, forecasted sales, and levels of inventory in the distribution channel and adjusts estimates each period to reflect actual experience. There can be a significant time lag between recording estimates and actual payments.

Chargebacks:

The Company provides predetermined discounts under certain government programs, including the Veterans Administration FSS and Public Health Service 340B, whereby the pharmacies or health care facilities affiliated with these programs purchase Contrave from wholesalers at reduced prices. A chargeback represents the difference between the invoice price to the wholesaler and the contractual discounted price offered by the Company under the respective program. Our estimate for these chargeback fees takes into consideration contractual terms, historical utilization rates along with payor mix, and our expectations regarding future utilization rates.

Cash Discounts:

The Company offers certain wholesalers cash discounts as an incentive for meeting certain payment terms. The Company estimates prompt payment discounts based on contractual terms, historical utilization rates, as available, and our expectations regarding future utilization rates. As the prompt pay discounts are applied against wholesaler purchases of Contrave, the Company records its initial estimate at the point in which that sales occurs.

Distribution Fees:

The distribution fees, based on contractually determined rates, arise from contractual agreements the Company has with certain wholesalers for distribution services they provide with respect to Contrave. These fees are generally a fixed percentage of the price of the product purchased by the wholesalers.

Savings Card Program:

The Company offers certain discount programs to patients under which the patient receives a discount on his or her prescription. The Company reimburses pharmacies for this discount through a third-party vendor. The discounts, which are recorded as a reduction of sales at the point of revenue recognition, reflect an estimate based on historical utilization rates, expectations surrounding future utilization, and user mix in relation to the discount offering.

Sales Returns:

The Company allows the wholesalers to return product that is damaged or received in error. In addition, the Company accepts unused product to be returned beginning six months prior to and ending twelve months following product expiration. Additional specific rights of return are also extended to certain customers. The Company believes that its estimated product returns for Contrave requires a high degree of judgement and is subject to change based on our experience and certain quantitative and qualitative factors. Because of the shelf life of Contrave and the lengthy return period, there may be a significant period of time between when the product is shipped and when the Company issues credits on returned product. In order to develop a methodology to reliably estimate future returns, the Company analyzes many factors, including, without limitation: (1) actual Contrave product return history, taking into account product expiration dating at the time of shipment, (2) re-order activities of the wholesalers as well as their customers and (3) levels of inventory in the wholesale channel. The Company considers the dating of product at the time of shipment into the distribution channel and changes in the estimated levels of inventory within the distribution channel to estimate our exposure to returned product. The Company also considers current contract prices and projected future prices to estimate the exposure to returned product. Given the exposure to returns and the Company's limited history of selling Contrave in the U.S., the Company recognizes product sales allowances based on these estimates as a reduction of product sales in the same period the related revenue is recognized, upon sale of Contrave from the wholesalers to the pharmacies, hospitals, etc. The Company believes this reduces its exposure to returns and allows us to more reasonably justify the estimate. Should actual product return results differ from its estimates, however, the Company will be required to make adjustments to these allowances in the future, which could have an effect on product sales revenue and earnings in the period of adjustments.

Stock-Based Compensation

The Company measures and recognizes compensation expense for all stock-based payment awards made to employees, non-employee directors and consultants, including stock options and employee stock purchases related to the Company's 2013 Employee Stock Purchase Plan, or the ESPP, based on estimated fair values. Compensation costs related to all equity instruments granted are recognized at the grant-date fair value of the awards. Additionally, the Company includes an estimate of the number of awards that will be forfeited in calculating compensation costs, which is recognized over the requisite service period of the awards on a straight-line basis. No related tax benefits of the share-based compensation costs have been recognized since the Company's inception.

The fair value of each option award was estimated on the date of grant using the Black-Scholes option valuation model. The following weighted-average assumptions were utilized for the calculations during each period:

	Years Ended
	December 31,
	2017	2016
Expected life (in years)	5.9	5.5
Expected volatility	79.9%	95.4%
Risk-free interest rate	2.1%	1.3%
Expected dividend yield	0.0%	0.0%
Per share grant-date fair value	$2.44	$3.37

The weighted average expected life of an award is based on historical forfeiture experience, exercise activity, and on the terms and conditions of the stock awards. The expected volatility is based on the historical volatility of the Company's common stock over the most recent period commensurate with the estimated expected term of the stock awards. The risk-free interest rate assumption was based on the United States Treasury's rates for U.S. Treasury zero-coupon bonds with maturities similar to those of the expected term of the award being valued. The expected dividend yield is determined to be 0% given that the Company has never declared or paid cash dividends on its common stock and does not anticipate paying such cash dividends.

Total stock-based compensation expense recognized during the years ended December 31, 2017 and 2016 was comprised of the following (in thousands):

	Years Ended
	December 31,
	2017	2016
Cost of goods sold	$294	$170
Selling, general and administrative	9,005	7,726
Research and development	1,949	2,434
	$11,248	$10,330

At December 31, 2017, the Company had capitalized into inventory approximately $348,000 of stock-based compensation related to stock options granted to employees involved with the manufacturing of Contrave/Mysimba. At December 31, 2017, total unrecognized estimated share-based compensation expense related to non-vested stock options granted prior to that date was $17.6 million, which is expected to be recognized over a weighted-average period of 2.8 years.

Comprehensive Loss

The Company records all components of comprehensive income, including net income, in the financial statements in the period in which they are recognized. Comprehensive loss consists of net loss and certain changes in stockholders' equity that are excluded from net loss, including unrealized gains and losses on investments and also gains and losses from foreign currency translations. Comprehensive loss for each of the years ended December 31, 2017 and 2016 has been reflected in the Consolidated Statements of Comprehensive Loss. Accumulated other comprehensive income (loss), which is included as a separate component of stockholders' equity, represents unrealized gains and losses on investment securities, available-for- sale and cumulative foreign currency translation adjustments.

Net Loss Per Share

The Company computes basic loss per share by dividing the net loss available to common stockholders by the weighted average number of common shares outstanding for the period, without consideration for common stock equivalents. Diluted net loss assumes the conversion, exercise or issuance of all potential common stock equivalents, unless the effect of inclusion would be anti-dilutive. For purposes of this calculation, common stock equivalents include the Company's stock options and ESPP, warrants and the shares to be issued upon the conversion of the convertible senior notes.  No shares related to the assumed conversion of the 2013 or 2016 convertible senior notes were included in the diluted net loss calculation for the years ended December 31, 2017 and 2016 because the inclusion of such shares would have had an anti-dilutive effect. The shares to be issued upon exercise of certain outstanding stock options, performance stock units and common stock warrants were excluded from the diluted net loss calculation for all periods presented because such shares are anti-dilutive.

(In thousands, except per share amounts)	Years Ended December 31,
	2017	2016
Historical
Numerator:
Net loss	$(39,542)	$(24,524)
Denominator:
Weighted average common shares outstanding	15,666	14,576
Denominator for basic and diluted net loss per share	15,666	14,576
Net loss per share - basic and diluted	$(2.52)	$(1.68)

Historical outstanding anti-dilutive securities not included in the diluted net loss per share calculation include the following (in thousands):

	As of December 31,
	2017	2016
Shares underlying 2013 convertible senior notes	263	976
Shares underlying 2016 convertible senior secured notes	22,000	22,000
Shares underlying 2017 exchange notes	2,596	-
Common stock warrants outstanding	22,500	22,500
Common stock options and PSU's outstanding	9,322	6,491
	56,681	51,967

Recently Adopted Accounting Standards

In March 2016, the FASB issued ASU 2016-09, Compensation - Stock Compensation (Topic 718): Improvements to Employee Share-Based Payment Accounting. The amendment simplifies several aspects of the accounting for share-based payment transactions including the income tax consequences, classification of awards as either equity or liabilities, and classification on the statement of cash flows. The amendments in ASU 2016-09 are effective for interim and annual reporting periods beginning after December 15, 2016. The Company adopted ASU 2016-09 on January 1, 2017. The adoption did not have a material impact on its consolidated financial statements. Under ASU 2016-09, previously unrecognized deferred tax assets were recognized on a modified retrospective basis as of January 1, 2017. As a result of adoption of ASU 2016-09, the Company recorded approximately $4.6 million of additional deferred tax assets, which are fully offset by a valuation allowance. The Company elected to continue estimating stock-based compensation award forfeitures in determining the amount of compensation cost to be recognized each period.

In July 2015, the FASB issued ASU 2015-11, Inventory: Simplifying the Measurement of Inventory. The standard requires inventory within the scope of the ASU to be measured using the lower of cost and net realizable value. The changes apply to all types of inventory, except those measured using the last-in, first-out method or the retail inventory method, and are intended to more clearly articulate the requirements for the measurement and disclosure of inventory and to simplify the accounting for inventory by eliminating the notions of replacement cost and net realizable value less a normal profit margin. The standard is effective for fiscal years and interim periods within those fiscal years beginning after December 15, 2016. The Company adopted this guidance prospectively for the fiscal year beginning January 1, 2017. The Company previously measured its inventory at the lower of cost or market with cost being determined by the FIFO method. The adoption of the guidance did not have a material impact on its consolidated financial statements.

Recently Issued Accounting Standards

In May 2014, the FASB issued ASU 2014-09, Revenue from Contracts with Customers. ASU 2014-09 will eliminate transaction- and industry-specific revenue recognition guidance under current GAAP and replace it with a principle-based approach for determining revenue recognition. ASU 2014-09 will require that companies recognize revenue based on the value of transferred goods or services as they occur in the contract. The ASU also will require additional disclosure about the nature, amount, timing and uncertainty of revenue and cash flows arising from customer contracts, including significant judgments and changes in judgments and assets recognized from costs incurred to obtain or fulfill a contract In August 2015, the FASB issued ASU No. 2015-14 Revenue from Contracts with Customers (Topic 606): Deferral of the Effective Date (ASU 2015-14), which defers the effective date of ASU 2014-09 by one year to fiscal years and interim periods within those years, beginning after December 15, 2017. Early adoption is permitted for fiscal years and interim periods within those years, beginning after December 15, 2016. Accordingly, the standard is effective for the Company on January 1, 2018 using either a full retrospective or a modified retrospective approach. The Company will adopt the standard using the modified retrospective method.

The Company has completed an analysis of existing contracts with its customers and assessed the differences in accounting for such contracts under ASU 2014-09 compared with current revenue accounting standards. Based on its review of current customer contracts, the Company does not expect the implementation of ASU 2014-09 to have a material quantitative impact on its consolidated financial statements as the timing of revenue recognition for product sales is not expected to significantly change. In the future, we may recognize revenue related to potential future milestones earlier than under the current standard. Currently, we defer recognition of milestones until the milestone is achieved. Under the new revenue standard, the receipt of such milestones will be accounted for as variable consideration, which may result in revenue being recognized earlier provided it is probable that a significant reversal in revenue will not occur when the uncertainty associated with the milestone is resolved. Adoption of the new standard will also result in additional revenue-related disclosures in the footnotes to the Company's consolidated financial statements.

In February 2016, the FASB issued ASU 2016-02, Leases (Topic 842). ASU 2016-2 requires an entity to recognize right-of-use assets and lease liabilities on its balance sheet for all leases and to disclose key information about leasing arrangements. Lessees and lessors are required to disclose qualitative and quantitative information about leasing arrangements to enable a user of the financial statements to assess the amount, timing and uncertainty of cash flows arising from leases. ASU 2016-02 is effective for fiscal years, and interim periods within those years, beginning after December 15, 2018. Early adoption is permitted. The Company is currently evaluating the impact of adoption of ASU 2016-02 on the consolidated financial statements and related disclosures.

In June 2016, the FASB issued ASU 2016-13, Financial Instruments - Credit Losses: Measurement of Credit Losses on Financial Instruments, which amends the impairment model by requiring entities to use a forward-looking approach based on expected losses to estimate credit losses on certain types of financial instruments, including trade receivables and available for sale debt securities. The ASU is effective for the Company beginning in the first quarter of 2020, with early adoption permitted. The Company is currently evaluating the impact of ASU 2016-13 on its consolidated financial statements.

In August 2016, the FASB issued ASU 2016-15, Statement of Cash Flows - Classification of Certain Cash Receipts and Cash Payments, which addresses eight specific cash flow issues with the objective of reducing the existing diversity in practice in how certain cash receipts and cash payments are presented and classified in the statement of cash flows. The standard is effective for fiscal years beginning after December 15, 2017, including interim periods within those fiscal years. Early adoption is permitted, including adoption in an interim period. The Company is currently in the process of evaluating the impact of this new pronouncement on the Company's consolidated statements of cash flows and related disclosures.

In November 2016, the FASB issued ASU 2016-18, Statement of Cash Flows (Topic 230) - Restricted Cash, which outlines that a statement of cash flows explains the change during the period in total cash, cash equivalents, and amounts generally described as restricted cash or restricted cash equivalents. ASU 2016-18 is effective for public business entities for annual periods, including interim periods within those annual periods, beginning after December 15, 2017, and early application is permitted. The Company is currently evaluating the impact this standard will have on its consolidated financial statements.

In January 2017, the FASB issued ASU 2017-01, Business Combinations (Topic 805) - Clarifying the Definition of a Business. The amendments in this update clarify the definition of a business with the objective of adding guidance to assist entities with evaluating whether transactions should be accounted for as acquisitions (or disposals) of assets or businesses. The definition of a business affects many areas of accounting including acquisitions, disposals, goodwill, and consolidation. The guidance is effective for annual periods beginning after December 15, 2017, including interim periods within those periods, and early application is permitted. The Company is currently evaluating the impact this standard will have on its consolidated financial statements.

In May 2017, the FASB issued ASU 2017-09, Compensation-Stock Compensation (Topic 718): Scope of Modification Accounting, which clarifies when to account for a change to the terms or conditions of a share-based payment award as a modification. Under the new guidance, modification accounting is required only if the fair value, the vesting conditions, or the classification of the award (as equity or liability) changes as a result of the change in terms or conditions. It is effective prospectively for the annual period ending December 31, 2018 and interim periods within that annual period. Early adoption is permitted. The Company is currently evaluating the impact this standard will have on its consolidated financial statements.

In July 2017, the FASB issued ASU 2017-11, Earnings Per Share (Topic 260), Distinguishing Liabilities from Equity (Topic 480) and Derivatives and Hedging (Topic 815): I. Accounting for Certain Financial Instruments with Down Round Features; II. Replacement of the Indefinite Deferral for Mandatorily Redeemable Financial Instruments of Certain Nonpublic Entities and Certain Mandatorily Redeemable Noncontrolling Interests with a Scope Exception. Part I of this update addresses the complexity of accounting for certain financial instruments with down round features. Down round features are features of certain equity-linked instruments (or embedded features) that result in the strike price being reduced on the basis of the pricing of future equity offerings. Current accounting guidance creates cost and complexity for entities that issue financial instruments (such as warrants and convertible instruments) with down round features that require fair value measurement of the entire instrument or conversion option. Part II of this update addresses the difficulty of navigating Topic 480, Distinguishing Liabilities from Equity, because of the existence of extensive pending content in the FASB Accounting Standards Codification. This pending content is the result of the indefinite deferral of accounting requirements about mandatorily redeemable financial instruments of certain nonpublic entities and certain mandatorily redeemable noncontrolling interests. The amendments in Part II of this update do not have an accounting effect. This ASU is effective for fiscal years, and interim periods within those years, beginning after December 15, 2018. The Company is currently assessing the potential impact of adopting ASU 2017-11 on its consolidated financial statements and related disclosures.

3. Investment Securities, Available-for-Sale

The Company invests its excess cash in investment securities, principally debt instruments of financial institutions, corporations with investment grade credit ratings and government agencies. The Company's available-for-sale securities are classified as current as they are available for use in current operations or may be used in other strategic initiatives during the next twelve months. There were no investment securities, available for sale at December 31, 2017. A summary of the estimated fair value of investment securities, available-for-sale, is as follows at December 31, 2016 (in thousands):

			Unrealized
December 31, 2016	Maturity in Years	Amortized Cost	Gains	Losses	Fair Value
U.S. Treasury securities	Less than 1	$100,026	-	$(21)	$100,005
Corporate debt securities	Less than 1	1,498	1	-	1,499
Total investment securities		$101,524	$1	$(21)	$101,504

A portion of the investments at December 31, 2016 were restricted investments as described in Note 2. Gross realized gains and losses on available-for-sale securities were immaterial during the years ended December 31, 2017 and 2016.

4. Contrave Acquisition

In March 2016, the Company entered into a separation agreement with Takeda, or the Separation Agreement, which terminated the amended and restated collaboration agreement between the Company and Takeda, or the Restated Collaboration Agreement, and the manufacturing services agreement between the Company and Takeda (see Note 11). The Separation Agreement provided for the transfer of certain rights and assets to the Company and provided for the transition of activities under the collaboration agreement from Takeda to the Company during the transition period. On August 1, 2016, the transition period under the Separation Agreement between the Company and Takeda terminated and the Company reacquired all commercial rights to Contrave in the United States. The Company made an initial payment of $60.0 million, or the Initial Payment, to Takeda in March 2016 and paid an additional $15.0 million to Takeda in January 2017, or the January 2017 Payment. The source of funds for the Initial Payment and the January 2017 Payment was from the Company's cash on hand. The Company may also be obligated to pay Takeda milestone payments of $10 million, $20 million, $30 million and $50 million, based on the achievement of annual Contrave net sales milestones of $200 million, $300 million, $400 million and $600 million, respectively, in any future year. Each such milestone payment shall be payable only once but more than one may be payable with respect to net sales in a single year. The contingent consideration liability will be remeasured to fair value at each reporting date until the contingencies are resolved and any changes in fair value are recognized in earnings. See Footnote 5 for valuation methodology of contingent consideration. As a result of the Contrave acquisition and the resulting settlement of its pre-existing relationship with Takeda, the Company recorded a settlement gain of $80.2 million representing the remaining Contrave deferred revenue on August 1, 2016.

Purchase Consideration

The estimated fair value of the total consideration at the date of acquisition (August 1, 2016) is as follows (in thousands):

Prepaid purchase price payment to Takeda in March 2016	$60,000
Fair value of contingent consideration due to Takeda	18,800
Payment due to Takeda for Contrave inventory	7,762
Estimated payment due to Takeda for charge-backs and rebates	823
Cash received from Takeda for estimated returns as of August 1, 2016	(1,667)
Total Purchase Price	$85,718

On the acquisition date, the estimated fair value of net assets acquired was $85.7 million. As of June 30, 2017, the Company finalized its purchase price allocation. The allocation as of the date of the acquisition is as follows (in thousands):

Developed technology intangible	$74,967
Tradename	4,400
Inventory	14,261
Assumption of accrued expenses (savings card program)	(5,687)
Assumption of accrued expenses (returns reserve)	(2,223)
Total Fair Value of Assets Acquired and Liabilities Assumed	$85,718

The fair value of intangible assets (developed technology intangible and tradename) is determined primarily using the "income method," which starts with a forecast of all expected future cash flows. Some of the more significant assumptions inherent in the intangible asset values, from the perspective of a market participant, include: the amount and timing of projected future cash flows (including net revenue, cost of product sales, research and development costs, sales and marketing expenses, capital expenditures and working capital requirements) as well as estimated contributory asset charges; the discount rate selected to measure the risks inherent in the future cash flows; and the assessment of the asset's life cycle and the competitive trends impacting the asset, among other factors.

The estimated amortization expense related to the intangible assets recorded in connection with the Contrave acquisition for 2018 through 2022 and thereafter is as follows (in thousands):

Year ended December 31,
2018	7,417
2019	6,895
2020	6,895
2021	6,895
2022	6,895
Thereafter	24,127
$59,124

Pro forma

The following unaudited pro forma financial information presents results as if the acquisition of Contrave had occurred on January 1, 2015 (in thousands):

	Year ended December 31,
	2017	2016
Revenues	$88,575	$53,966
Net loss	(39,542)	(173,549)
Net loss per share - basic and diluted	$(2.52)	$(11.91)

For purposes of the pro forma disclosures above, the primary adjustments for the year ended December 31, 2016 include the amortization of the intangible assets, reversal of collaborative and royalty revenue.

5. Fair Value Measurements

The fair values of the Company's financial instruments are estimated and classified using a hierarchal disclosure framework based upon the level of subjectivity of the inputs used in measuring assets and liabilities. The following table presents information about the Company's financial assets and liabilities measured at fair value on a recurring basis as of December 31 , 2017 and 2016, and indicates the fair value hierarchy of the valuation techniques utilized by the Company to determine such fair value. In general, fair values determined by Level 1 inputs utilize quoted prices (unadjusted) in active markets for identical assets or liabilities that the Company has the ability to access. The Company classifies money market funds as Level 1 assets. Fair values determined by Level 2 inputs utilize inputs other than quoted prices included in Level 1 that are observable for the asset or liability, either directly or indirectly. Level 2 inputs include quoted prices for similar assets and liabilities in active markets, and inputs other than quoted prices that are observable for the asset or liability, such as interest rates and yield curves that are observable at commonly quoted intervals.

The Company classifies commercial paper holdings, U.S. Treasury securities, U.S. government agency securities and asset-backed security holdings as Level 2 assets and its 2017 Exchange Notes (see Note 9) as a Level 3 liability. Level 3 inputs are unobservable inputs for the assets or liabilities, and include situations where there is little, if any, market activity for the asset or liability. In certain cases, the inputs used to measure fair value may fall into different levels of the fair value hierarchy. In such cases, the level in the fair value hierarchy within which the fair value measurement in its entirety falls has been determined based on the lowest level input that is significant to the fair value measurement in its entirety. The Company's assessment of the significance of a particular input to the fair value measurement in its entirety requires judgment, and considers factors specific to the asset or liability.

Assets and liabilities measured at fair value that have recurring measurements are shown below (in thousands):

		Fair Value Measurement at Reporting Date Using
Description	Balance as of December 31, 2017	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Financial instruments owned:
Money market funds	$38,041	$38,041	$-	$-
Total assets measured at fair value	$38,041	$38,041	$-	$-

Liabilities:
Convertible debt - 2017 Exchange Notes	$2,532	$-	$-	$2,532
Convertible debt - 2016 Notes	39,200	-	-	39,200
Total liabilities measured at fair value	$41,732	$-	$-	$41,732

		Fair Value Measurement at Reporting Date Using
Description	Balance as of December 31, 2016	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Financial instruments owned:
Money market funds	$65,081	$65,081	$-	$-
U.S. Treasury securities	100,005	-	100,005	-
Corporate debt securities	1,499	-	1,499	-
Total assets measured at fair value	$166,585	$65,081	$101,504	$-

Liabilities:
Contingent consideration - current	$15,000	$-	$-	$15,000
Contingent consideration - long-term	6,800	-	-	6,800
Convertible debt	101,900	-	-	101,900
Total liabilities measured at fair value	$123,700	$-	$-	$123,700

Due to limited trading activity, the 2017 Exchange Notes were transferred from Level 2 to Level 3 during the three months ended June 30, 2017. There were no transfers between Levels 1, 2 or 3 during the year ended December 31, 2016.

The following table presents additional information about Level 3 liabilities measured at fair value. Both observable and unobservable inputs may be used to determine the fair value of positions that the Company has classified within the Level 3 category. As a result, the unrealized gains and losses for liabilities within the Level 3 category may include changes in fair value that were attributable to both observable (e.g., changes in market interest rates) and unobservable (e.g., changes in unobservable long-dated volatilities) inputs.

Changes in Level 3 liabilities measured at fair value for the years ended December 31, 2017 and 2016 (in thousands):

Contingent consideration-January 1, 2016	$-
Fair value of contingent consideration (August 1, 2016)	18,800
Change in fair value of contingent consideration (recognized in Net Loss) - 2016	3,000
Contingent consideration at fair value - December 31, 2016	21,800
Payment to Takeda	(15,000)
Change in fair value of contingent consideration (recognized in Net Loss) - 2017	(6,800)
Contingent consideration at fair value - December 31, 2017	$-

2017 Exchange Notes-January 1, 2017	$-
Transfer from Level 2 to Level 3 - April 1, 2017	21,866
Exchange Notes conversions (recognized in Equity)	$(758)
Change in fair value of 2017 Exchange Notes (recognized in Net Loss)	(18,576)
Convertible debt at fair value - December 31, 2017	$2,532

Convertible debt- 2016 Notes-January 1, 2016	$-
Fair value of convertible debt on date of issuance (March 21, 2016)	$120,000
Change in fair value of convertible debt (recognized in Net Loss)	(18,100)
Convertible debt at fair value - December 31, 2016	$101,900
Change in fair value of convertible debt (recognized in Net Loss)	(62,700)
Convertible debt at fair value - December 31, 2017	$39,200

Warrant liabilities - January 1, 2016	$-
Fair value of warrant liability on date of issuance (March 21, 2016)	$41,000
Change in fair value of warrant liability (recognized in earnings)	(7,300)
Reclassification to equity	(33,700)
Fair value of warrant liability-December 31, 2016	$-

In March 2016, the Company issued $165.0 million in aggregate principal amount of 2016 Notes (see Note 9), which included the principal amount of the convertible note, a conversion feature, warrant coverage, and preferred shares.

To measure the fair value of the principal amount, the Company used an income approach, discounting the principal amount due under the convertible note by market interest rates by potential scenario. To measure the fair value of the conversion feature of the convertible note, a Black-Scholes option pricing model was utilized. The Black-Scholes option pricing model utilized the following assumptions: (i) expected term; (ii) common stock price; (iii) risk-free interest rate; and (iv) expected volatility. Assumptions used in the estimates represent what market participants would use in pricing the liability components, including market interest rates, credit standing, yield curves, volatilities, and risk-free rates, all of which are defined as Level 2 observable inputs. The estimated implied interest rates were applied to the principal amount of the convertible note by scenario and were weighted based on the probability of each scenario occurring. The estimated volatilities and the risk-free rates were incorporated into the Black-Scholes option pricing models for the conversion feature of the convertible note by scenario and were weighted based on the probability of each scenario occurring. Scenarios and probabilities were based on Company management estimates and were incorporated into the determination of the fair values of the principal amount and the conversion feature of the convertible note.

A Black-Scholes option pricing model is also utilized to measure the fair value of the warrant coverage component of the 2016 Notes offering. The Black-Scholes option-pricing model utilizes the following assumptions: (i) expected term; (ii) common stock price; (iii) risk-free interest rate; and (iv) expected volatility. Assumptions used in the estimates represent what market participants would use in pricing the component, including volatilities and risk-free rates, which are defined as Level 2 observable inputs. The estimated volatilities and the risk-free rates are incorporated into the Black-Scholes option pricing models for the warrants by scenario and are weighted based on the probability of each scenario occurring. Scenarios and probabilities are based on Company management estimates and are incorporated into the determination of the fair value of the warrant coverage.

The fair values of the principal amount of the 2016 Notes, the conversion feature of the convertible note and the warrant coverage are impacted by certain unobservable inputs, most significantly with regards to the discount rates, probabilities of certain scenarios occurring, expected volatility, share price performance, and expected scenario timing. Significant changes to these inputs in isolation could result in a significantly different fair value measurement.

The fair value of the Company's 2017 Exchange Notes is estimated using certain market data by reference to prices observed for recent trading activity in the 2017 Exchange Notes, adjusted for changes in the yield curve index of similar credit-quality borrowers, between the date of the observed price and the measurement date.

As part of the Separation Agreement between the Company and Takeda, the Company recorded a current contingent consideration liability and a long-term contingent consideration liability that have been classified as Level 3 inputs in the fair value hierarchy. The contingent consideration represents the estimated fair value of future payments due to Takeda based on: (i) Orexigen achieving annual net sales targets in certain years and (ii) Takeda performing certain obligations, as outlined in the Separation Agreement. The initial fair value of the long-term portion of the contingent consideration based on net sales was estimated through the use of a Monte Carlo simulation model. The Monte Carlo simulation model utilized the following assumptions: (i) expected term; (ii) risk-adjusted net sales; (iii) risk-free interest rate; and (iv) expected volatility. The initial fair value of the current portion of the contingent consideration based on Takeda performing certain obligations was estimated using a probability weighted approach. The probability was applied to the contingent consideration based on Takeda performing certain obligations and discounted to present value. The fair value of the Company's contingent consideration liability is revalued to fair value each period and any increase or decrease is recorded into earnings. The fair value of the contingent consideration was impacted by certain unobservable inputs, most significantly with regards to the discount rates, probability of scenario occurrence, expected volatility, historical and projected net sales performance, and expected scenario timing. Significant changes to these inputs in isolation could result in a significantly different fair value measurement. The potential contingent consideration payments required upon achievement of sales-based milestones related to the Company's acquisition of Contrave range from zero if none of the milestones are achieved to a maximum of $110.0 million (undiscounted)(see Note 4).

6. Inventory

Inventory consists of the following (in thousands):

	December 31,
	2017	2016
Raw materials	$2,468	$6,678
Work in process	2,090	1,036
Finished goods	9,624	15,479
	$14,182	$23,193

7. Property and Equipment

Property and equipment consists of the following (in thousands):

		December 31,
	Useful Life in Years	2017	2016
Furniture and fixtures	5	$1,209	$1,209
Computer equipment and software	3 to 5	1,163	1,157
Leasehold improvements	5	644	644
Manufacturing equipment	5	664	664
Asset under construction		16	-
		3,696	3,674
Accumulated depreciation		(3,058)	(2,630)
Property and equipment, net		$638	$1,044

Depreciation expense was $425,000 and $428,000 for each of the years ended December 31, 2017 and 2016, respectively.

8. Accrued Expenses

Accrued expenses consist of the following (in thousands):

	December 31,
	2017	2016
Product sales reserves and allowances	$21,854	$9,998
Accrued compensation related expenses	8,778	7,169
Inventory received, not invoiced	3,021	5,398
Accrued income taxes	100	133
Accrued marketing and market research expenses	4,527	5,201
Accrued research and development expenses	276	864
Accrued interest on convertible notes	146	184
Accrued legal and professional expenses	918	984
Other accrued expenses	492	481
	$40,112	$30,412

9. Convertible Debt

0% Convertible Senior Secured Notes due 2020 - 2016 Notes

In March 2016, the Company closed an offering, or the Offering, of $165.0 million aggregate principal amount of 0% Convertible Senior Secured Notes due 2020, or the 2016 Notes, related warrants to purchase up to 21,999,999 shares of the Company's common stock, or the Warrants, and 219,994 shares of Series Z Non-Convertible Non-Voting Preferred Stock, or the Series Z Preferred Stock, to qualified institutional buyers and accredited investors, or the Purchasers, pursuant to a securities purchase agreement, dated March 15, 2016, or the Securities Purchase Agreement, by and among the Company and the Purchasers. The Offering was led by funds managed by The Baupost Group, L.L.C., collectively, Baupost, which, prior to the Offering, was the holder of approximately 18.1% of the Company's outstanding common stock.

The 2016 Notes will mature on July 1, 2020, unless earlier repurchased, redeemed or converted in accordance with the indenture entered into in connection with the issuance of the 2016 Notes, or the 2016 Indenture. The 2016 Notes shall only be convertible into shares of common stock of the Company at the conversion rate. In the event of a change of control transaction at any time, the 2016 Notes will be convertible for a period beginning on the closing of such change of control transaction and ending 35 trading days after the closing of such transaction. The conversion rate is 133.333 shares of common stock for each $1,000 principal amount of 2016 Notes, which represents a conversion price of $7.50 per share of common stock. The conversion rate and the corresponding conversion price will be subject to adjustment for certain events, but will not be adjusted for accrued and unpaid interest.

If one or more events of default occurs, then unless the principal of all of the 2016 Notes shall have already become due and payable, either the trustee or the holders of at least 25% in aggregate principal amount of the 2016 Notes then outstanding, by notice in writing to the Company (and to the trustee if given by holders), may declare 100% of the principal of, and accrued and unpaid interest, if any, on, all the 2016 Notes to be due and payable immediately, and upon any such declaration the same will become and will automatically be immediately due and payable. If an event of default resulting from a voluntary or involuntary liquidation, reorganization, or other relief occurs and is continuing, 100% of the principal of, and accrued and unpaid interest, if any, on, all 2016 Notes shall become and shall automatically be immediately due and payable.

Upon the occurrence of certain fundamental changes or adverse events related to the regulatory approval for and commercialization of Contrave, and net sales of the Company, as described in the indenture for the 2016 Notes, holders of the 2016 Notes will, at their option, have the right to require the Company to repurchase for cash all or a portion of their 2016 Notes at a repurchase price equal to 100% of the aggregate principal amount of 2016 Notes. In particular, under the indenture an adverse event is deemed to occur if consolidated net product sales (a non-GAAP measure defined in the 2016 Indenture as the Company's net sales plus aggregate net sales by the Company's distributors outside the United States) are less than $100 million for fiscal year 2017, provided that the effective date of such adverse event would not be deemed to occur until June 30, 2018. The 2016 Notes were not redeemable by the Company, in whole or in part, prior to the receipt of the required stockholder approvals, or the Stockholder Approval, which the Company obtained at its 2016 annual meeting of stockholders in July 2016. From and after the receipt of the Stockholder Approval, the 2016 Notes are not redeemable, in whole or in part, without the consent of the holders of not less than 70% in aggregate principal amount of the 2016 Notes at the time outstanding.

In March 2016, the Company entered into a Security Agreement by and among the Company, the guarantors party thereto from time to time and U.S. Bank National Association, as the collateral agent, pursuant to which the Company granted a first-priority security interest in substantially all of the Company's current and future assets, subject to customary exclusions, to secure the Company's obligations under the indenture. The security interests shall be released once less than 25% of the original principal amount of 2016 Notes issued on the date of the indenture remains outstanding.

The Purchasers received Warrants exercisable for a number of shares of common stock equal to the aggregate principal amount of the 2016 Notes acquired by the Purchasers, multiplied by the conversion rate. The exercise price of the Warrants is $15.00 per share and the Warrants expire on September 21, 2026. From and after the Stockholder Approval, the Warrants became only exercisable for a number of shares of common stock of the Company at the exercise price. In the event of a change of control transaction at any time, the Warrants will be exercisable for a period beginning on closing of such change of control transaction and ending 35 days after such transaction.

Due to the complexity and number of embedded features within the 2016 Notes and as permitted under accounting guidance, the Company elected to account for the 2016 Notes and all the embedded features (which we refer to collectively as, a "hybrid instrument") under the fair value option. The Company recognizes the convertible debt at fair value rather than at historical cost with changes in fair value recorded in the consolidated statements of operations. Direct costs and fees incurred to issue the 2016 Notes were recognized in earnings as incurred and not deferred. On the initial measurement date of March 21, 2016, the fair value of the hybrid instrument was estimated at $120.0 million, which was $45.0 million lower than the principal amount of $165.0 million. Upfront costs and fees related to items for which the fair value option is elected was $5.3 million and was recorded as a component of selling, general and administrative expense for the year ended December 31, 2016. On December 31, 2017, the aggregate fair value of the 2016 Notes was estimated at approximately $39.2 million.

In connection with the Offering the Company issued 219,994 shares of Series Z Preferred Stock. The Series Z Preferred Stock is not convertible and does not pay or accrete dividends. The Series Z Preferred Stock is entitled to a liquidation preference upon a fundamental change, which includes a change of control. Upon a fundamental change, the Company must pay each holder an amount equal to the lesser of (i) the amount by which $975 exceeds the amount received by holders of each 100 shares of common stock and (ii) $225; provided however that, if $975 does not exceed the amount received by holders of each 100 shares of common stock, then the fundamental change amount will be $0.

The Series Z Preferred Stock expires on the earlier to occur of (a) December 31, 2020 or (b) upon receipt of the consent of the holders of at least seventy percent (70%) of the outstanding shares of Series Z Preferred Stock, voting as a separate class. Expiration requires no cash outlay by the Company. The Series Z Preferred Stock is classified outside of permanent equity, since all of the contingent events requiring payment are not solely within the Company's control. The gross proceeds received on March 21, 2016, in the Offering, net of fees paid directly to the noteholders, were allocated to the initial fair value of the Warrants and 2016 Notes with the residual amount of approximately $3.3 million allocated to the Series Z Preferred Stock.

The 2016 Notes has a covenant under the indenture, that provides the noteholders with a redemption right after June 30, 2018 if consolidated net product sales (a non-GAAP measure defined in the indenture as the Company's net sales plus aggregate net sales by the Company's distributors outside the United States) for fiscal year 2017 are less than $100 million. The Company did not meet the $100 million requirement for consolidated net product sales for fiscal year 2017. As the redemption right would be effective after June 30, 2018, the Company reclassified the 2016 Notes to Current Liabilities as of December 31, 2017.

Subsequent to December 31, 2017, the Company was in default of the 2016 Notes when it filed a voluntary petition for bankruptcy protection under Chapter 11 of Title 11 of the United States Bankruptcy Code in the United States Bankruptcy Court for the District of Delaware on March 12, 2018 (see Note 16).

2.75% Convertible Senior Notes due 2020 - 2013 Notes

In December 2013, the Company issued $115.0 million in aggregate principal amount of 2.75% Convertible Senior Notes due 2020, or the 2013 Notes, in an offering to qualified institutional buyers conducted in accordance with Rule 144A under the Securities Act of 1933, as amended. Debt issuance costs of approximately $488,000 were primarily comprised of legal, accounting and other professional fees, the majority of which were recorded as a reduction to the 2013 Notes on the consolidated balance sheet and are being amortized to interest expense over the seven-year term of the 2013 Notes.

The Company has the option to settle the 2013 Notes through payment or delivery, as the case may be, of cash, shares of the Company's common stock or a combination thereof, at the Company's election. The conversion rate for the 2013 Notes is 12.21225 shares per $1,000 principal amount, which is equivalent to a conversion price of approximately $81.88 per share of common stock, and is subject to adjustment under the terms of the 2013 Notes.

The 2013 Notes will mature on December 1, 2020, unless earlier repurchased or converted in accordance with their terms prior to such date. Prior to the close of business on the business day immediately preceding September 1, 2020, holders may convert all or a portion of their 2013 Notes only under the following circumstances: (1) during any fiscal quarter commencing after March 31, 2014, if, for at least 20 trading days (whether or not consecutive) during the 30 consecutive trading day period ending on the last trading day of the immediately preceding fiscal quarter, the last reported sale price of the Company's common stock on such trading day is greater than or equal to 130% of the applicable conversion price on such trading day; (2) during the five consecutive business day period immediately following any ten consecutive trading day period (the "measurement period") in which, for each trading day of that measurement period, the trading price per $1,000 principal amount of notes for such trading day was less than 98% of the product of the last reported sale price of the Company's common stock on such trading day and the applicable conversion rate on such trading day; or (3) upon the occurrence of specified corporate transactions. On and after September 1, 2020 until the close of business on the business day immediately preceding the maturity date, holders may convert all or a portion of their 2013 Notes at any time, regardless of the foregoing circumstances. Holders of the 2013 Notes will have the right to require the Company to repurchase all or some of their Notes at 100% of their principal amount, plus any accrued and unpaid interest, upon the occurrence of certain events.

The Company pays 2.75% interest per annum on the principal amount of the 2013 Notes semi-annually in arrears in cash on June 1 and December 1 of each year. If a designated event, as defined in the indenture for the 2013 Notes, including, but not limited to, a change in control, certain mergers or liquidation, occurs prior to the maturity date, subject to certain limitations, holders of the 2013 Notes may require the Company to repurchase all or a portion of their 2013 Notes for cash at a repurchase price equal to 100% of the principal amount of the 2013 Notes to be repurchased, plus any accrued and unpaid interest to, but excluding, the repurchase date.

The Company accounts separately for the liability and equity components of the 2013 Notes in accordance with authoritative guidance for convertible debt instruments that may be settled in cash upon conversion. The guidance requires the carrying amount of the liability component to be estimated by measuring the fair value of a similar liability that does not have an associated conversion feature. Because the Company has no outstanding non-convertible public debt, the Company determined that senior, unsecured corporate bonds traded on the market represent a similar liability to the 2013 Notes without the conversion option. The Company estimated the implied interest rate of its 2013 Notes to be 8.69%, assuming no conversion option. Assumptions used in the estimate represent what market participants would use in pricing the liability component, including market interest rates, credit standing, and yield curves, all of which are defined as Level 2 observable inputs. The estimated implied interest rate was applied to the 2013 Notes, which resulted in a fair value of the liability component of $79.7 million upon issuance, calculated as the present value of implied future payments based on the $115.0 million in aggregate principal amount. The $31.3 million difference between the cash proceeds and the estimated fair value of the liability component was recorded in additional paid-in capital as the 2013 Notes were not considered redeemable. The estimated fair value of the 2013 Notes, considering Level 2 inputs, approximates their carrying value based upon the borrowing terms and conditions currently available to the Company.

In December 2016, the Company repurchased approximately $35.0 million in face value of the outstanding 2013 Notes for approximately $10 million in open-market transactions.  As a result of the note repurchases, the Company recorded a gain on extinguishment of debt of approximately $18.3 million during the year ended December 31, 2016, determined as the difference between the purchase price and the net carrying value of the 2013 Notes that were purchased.  No portion of the purchase price was ascribed to the equity component of the 2013 Notes as the purchase price was equal to the then fair value of the liability component of the 2013 Notes. In February 2017, the Company exchanged approximately $49.6 million in aggregate principal amount of the 2013 Notes for an equal principal amount of 2017 Exchange Notes.

Subsequent to December 31, 2017, the Company was in default of the 2013 Notes when it filed a voluntary petition for bankruptcy protection under Chapter 11 of Title 11 of the United States Bankruptcy Code in the United States Bankruptcy Court for the District of Delaware on March 12, 2018 (see Note 16).

A summary of the liability and equity components of the 2013 Notes is as follows at December 31, 2017 and 2016, respectively (in thousands):

	December 31,
	2017	2016
Principal amount of senior convertible notes outstanding	$25,343	$79,903
Unamortized discount of liability component	(3,806)	(15,477)
Unamortized debt issuance costs	(36)	(147)
Long term convertible debt	$21,501	$64,279
Carrying value of equity component, net of issuance costs	$31,178	$31,178
Remaining amortization period of discount on the liability component	3.0 years	4.0 years

2.75% Convertible Exchange Senior Notes due 2020 - 2017 Exchange Notes

In February 2017, the Company entered into an indenture, dated as of February 23, 2017, or the 2017 Indenture, between the Company and U.S. Bank National Association, as trustee, governing the Company's new 2.75% Convertible Exchange Senior Notes due 2020, or the 2017 Exchange Notes. Approximately $49.6 million in aggregate principal amount of the 2013 Notes were exchanged for an equal principal amount of 2017 Exchange Notes.

The 2017 Exchange Notes are the Company's senior, unsecured obligations and rank senior in right of payment to any of the Company's indebtedness that is expressly subordinated in right of payment to the 2017 Exchange Notes; equal in right of payment to any of the Company's unsecured indebtedness that is not so subordinated, including the 2013 Notes; effectively junior in right of payment to any of the Company's secured indebtedness (including the Company's existing 2016 Notes) to the extent of the value of the assets securing such indebtedness; and are structurally junior to all indebtedness and other liabilities (including trade payables) of the Company's subsidiaries.

The 2017 Exchange Notes bear interest at a fixed rate of 2.75% per year, payable semi-annually in arrears on June 1 and December 1 of each year, beginning June 1, 2017. Interest on the 2017 Exchange Notes accrues from December 1, 2016. The 2017 Exchange Notes will mature on December 1, 2020, unless earlier repurchased, redeemed or converted.

The 2017 Exchange Notes are convertible at any time prior to the close of business on the business day immediately preceding the maturity date, at the option of the holders, into (i) shares of the Company's common stock, plus (ii) a cash payment equal to $150 for each $1,000 principal amount of 2017 Exchange Notes converted, or the Additional Conversion Payment, subject to certain adjustments. For conversions prior to September 1, 2018 and prior to the Company's election to exercise its Mandatory Conversion Right (as defined in the 2017 Indenture), the Company will make an interest make-whole payment to a converting holder for each $1,000 principal amount of 2017 Exchange Notes being converted, or the Interest Make-Whole Payment. The Company may pay any Interest Make-Whole Payment either in cash or in shares of common stock, at the Company's election. If the Company elects to pay any Interest Make-Whole Payment in cash it will pay cash in an amount equal to the Interest Make-Whole Payment. If Company elects, or is deemed to have elected, to pay any Interest Make-Whole Payment by delivering shares of common stock, the number of shares of common stock a converting holder of 2017 Exchange Notes will receive for each $1,000 principal amount of 2017 Exchange Notes will be the number of shares equal to the amount of the Interest Make-Whole Payment to be paid to such holder, divided by the product of (x) 98% and (y) the simple average of the daily volume- weighted average price of the common stock for the five trading days ending on and including the trading day immediately preceding the conversion date. Subject to compliance with certain conditions, the Company has the right, or the Mandatory Conversion Right, to, at its option, mandatorily convert all of the 2017 Exchange Notes if the daily volume-weighted average price of the common stock is equal to or greater than 60.0% of the applicable conversion price of the 2017 Exchange Notes for at least 20 Daily VWAP Trading Days (as defined in the 2017 Indenture) (whether or not consecutive) during any 30 consecutive Daily VWAP Trading Day period (including the last trading day of such period).

The conversion rate for the 2017 Exchange Note is initially approximately 66.6667 shares of common stock per $1,000 principal amount of 2017 Exchange Notes (equivalent to an initial conversion price of $15.00 per share of common stock), and will be subject to adjustment upon the occurrence of certain events.

The Company may redeem for cash all or any portion of the 2017 Exchange Notes, at its option, on or after December 1, 2019 at a redemption price equal to 100% of the principal amount of the 2017 Exchange Notes to be redeemed, plus accrued and unpaid interest to, but excluding, the redemption date. Upon a fundamental change (as defined in the indenture governing the 2017 Exchange Notes), subject to certain exceptions, the holders of the 2017 Exchange Notes may require that the Company repurchase some or all of their 2017 Exchange Notes for cash at a repurchase price equal to 100% of the principal amount of the 2017 Exchange Notes being repurchased, plus any accrued and unpaid interest to, but excluding, the fundamental change repurchase date. The 2017 Exchange Notes contain customary events of default, which may result in the acceleration of the maturity of the 2017 Exchange Notes.

The exchange of approximately $49.6 million in aggregate principal amount of the 2013 Notes for an equal principal amount of 2017 Exchange Notes, with an initial fair value of $26.4 million, was recognized as an extinguishment of the 2013 Notes.  As a result of the exchange, the Company recorded a net gain on extinguishment of debt of approximately $13.7 million during the year ended December 31, 2017, determined as the difference between the initial fair value of the 2017 Exchange Notes given in exchange for 2013 Notes with a net carrying value of approximately $40.2 million, net of transaction costs.  No portion of the exchange consideration was ascribed to the equity component of the 2013 Notes, as the exchange consideration was equal to the then fair value of the liability component of the 2013 Notes.

Due to the complexity and number of embedded features within the 2017 Exchange Notes and as permitted under accounting guidance, the Company elected to account for the 2017 Exchange Notes and all the embedded features (which we refer to collectively as, a "hybrid instrument") under the fair value option. The Company recognizes the 2017 Exchange Notes at fair value with changes in fair value recognized in the consolidated statements of operations. Approximately $1.5 million in direct costs and fees incurred to issue the 2017 Exchange Notes were recognized in earnings as incurred and are presented net of the gain on extinguishment of debt. On the closing of the exchange transaction, February 23, 2017, the aggregate fair value of the 2017 Exchange Notes was estimated at approximately $26.4 million.  On December 31, 2017, the aggregate fair value of the 2017 Exchange Notes was estimated at approximately $2.5 million.

During 2017, holders of the 2017 Exchange Notes converted notes with an aggregate principal balance of $10.7 million into 1,319,866 shares of the Company's common stock, including 173,705 shares of common stock issued for the Interest Make-Whole Payment, and $1.4 million representing the aggregate Additional Conversion Payment made to the noteholders.

Subsequent to December 31, 2017, the Company was in default of the 2017 Exchange Notes when it filed a voluntary petition for bankruptcy protection under Chapter 11 of Title 11 of the United States Bankruptcy Code in the United States Bankruptcy Court for the District of Delaware on March 12, 2018 (see Note 16).

10. Operating Leases

In December 2007, the Company entered into an operating lease agreement for office facilities (corporate headquarters) in San Diego, California. The term of the lease began in April 2008 and was for an initial term of 64 months. In February 2013, the Company entered into an amendment to extend its lease to September 2017. In August 2015, the Company entered into an amendment to lease additional space in the same office complex as its corporate headquarters. In October 2016, the Company entered into an amendment to extend the lease term for all leased office space at the corporate headquarters through February 2018. In August 2017, the Company entered into an amendment to extend the lease term for all leased office space at the corporate headquarters through February 2020. The monthly rental payments are adjusted on an annual basis. As security for the lease, the landlord required a letter of credit, which is collateralized by a certificate of deposit of $88,000, which is included in restricted cash in the accompanying balance sheet at December 31, 2017. Rent expense is being recorded on a straight-line basis over the life of the lease.

Future minimum payments under the operating leases as of December 31, 2017 are as follows (in thousands):

Years Ending December 31,
2018	$1,557
2019	1,593
2020	266
2021	-
2022	-
$3,416

Total rent expense for each of the years ended December 31, 2017 and 2016 was approximately $1.6 million and $1.4 million, respectively.

11. Technology, License and Distribution Agreements

Takeda Pharmaceutical Company Limited

In September 2010, the Company entered into a collaboration agreement with Takeda to develop and commercialize Contrave in the United States, Canada and Mexico. Effective September 2013, the Company and Takeda entered into an amendment to the collaboration agreement pursuant to which Takeda assumed from the Company the responsibility to package Contrave for commercial sale in the United States, Canada and Mexico. Under the terms of the original collaboration agreement, the Company received from Takeda a nonrefundable upfront cash payment of $50.0 million and additional payments totaling $100.0 million that were achieved between the execution of the collaboration agreement and the first commercial sale of Contrave in the United States. The Company was eligible to receive additional payments of over $1.0 billion upon achieving certain anniversary, regulatory/development and sales-based milestones. The Company was also eligible to receive tiered royalty payments ranging from a minimum of 20% to a maximum of 35%, subject to customary reductions, on increasing levels of net sales in the United States.

In July 2015, the Company entered into the Restated Collaboration Agreement, which amended and restated the original agreement that the parties entered into in September 2010. The Restated Collaboration Agreement was substantially the same as the prior agreement subject to the following key changes:

(a) The territory covered by the collaboration was revised to only include the United States, returning all rights for the countries of Mexico and Canada to the Company.

(b) The responsibilities for the costs of development activities for Contrave from and after August 1, 2015 were restructured.

(i) The Company was responsible for the cost of the randomized, double-blind, placebo-controlled cardiovascular outcomes clinical trial, or the CVOT, to be conducted by Takeda up to the currently-projected total cost of such CVOT, above which the parties would generally share the costs of such CVOT equally, with certain exceptions.

(ii) Takeda would be responsible for 100% of remaining costs for the terminated CVOT study the Company initiated in June 2012, or the Light Study.

(iii) Takeda and the Company would be responsible for 75% and 25% of expenses, respectively, of any other post-approval development costs, including all other post-marketing requirement studies other than the CVOT.

(c) The Company would be eligible to receive up to an additional $105 million of potential milestone payments upon achievement of a combination of factors related to superiority claims reflected in approved labeling for Contrave, a lack of generic competition and net sales.

The termination provisions of the Restated Agreement were not changed from the prior agreement. In addition to the Restated Collaboration Agreement, the parties also simultaneously agreed to a mutual release to, among other things, any claims or potential claims related to the prior dispute among the parties.

In March 2016, the Company entered into a Separation Agreement with Takeda (see Note 4), which terminated the Restated Collaboration Agreement between the Company and Takeda, and the manufacturing services agreement between the Company and Takeda. The termination was effective on August 1, 2016. The Separation Agreement provided for the transfer of certain rights and assets to the Company and provided for the transition of activities under the collaboration agreement from Takeda to the Company during the transition period. In connection with the Separation Agreement, the Company made a $60.0 million payment for the acquisition of the Contrave business and paid an additional $15.0 million in January 2017. The Company may also be obligated to pay Takeda milestone payments of $10 million, $20 million, $30 million and $50 million, based on the achievement of annual Contrave net sales milestones of $200 million, $300 million, $400 million and $600 million, respectively, in any year following the end of the transition period. Each such milestone payment shall be payable only once but more than one may be payable with respect to net sales in a single year. The acquisition date was August 1, 2016. As a result of the Separation Agreement and the settlement of a pre-existing relationship with Takeda, the Company recorded a settlement gain of $80.2 million representing the existing Contrave deferred revenue in 2016.

Kwang Dong Pharmaceutical Company, Ltd.

In July 2015, the Company's wholly owned subsidiary, Orexigen Therapeutics Ireland, Ltd., and Kwang Dong Pharmaceutical Company, Ltd., or Kwang Dong, entered into an exclusive distribution agreement for South Korea for Contrave. Under the terms of the agreement, Kwang Dong will be responsible for seeking regulatory approval and for all commercialization activity and expenses. The Company will supply Contrave tablets to Kwang Dong. The Company received a $7.0 million upfront payment and will be entitled to potential sales-based milestones of $6.0 million and other potential payments totaling $10.0 million. In May 2016, the Company paid $300,000 to Kwang Dong when they obtained regulatory approval for Contrave in South Korea. Kwang Dong began marketing Contrave in June 2016. The upfront payment was determined not to have standalone value. As a result, the $7.0 million was deferred. The $300,000 payment by the Company upon regulatory approval was deemed to be a contingent portion of the $7.0 million upfront payment. Therefore, the non-contingent portion of the upfront payment of $6.7 million is being recognized over the term of the agreement. In 2017 and 2016, the Company recognized revenues under this agreement of $4.8 million and $3.2 million, respectively, including approximately $4.4 million and $2.8 million in product sales, respectively, and approximately $350,000 and $400,000 in amortization of deferred revenue, respectively.

Laboratorios Farmaceiuticos Rovi, S.A.

In August 2016, Orexigen Ireland and Laboratorios Farmaceiuticos Rovi, S.A., or Rovi, entered into a commercialization and distributorship agreement for Mysimba in Spain. Under the terms of the agreement, Rovi is responsible for all commercialization activity and expenses. Orexigen supplies Mysimba tablets to Rovi for an upfront payment, a transfer price, and various potential commercial milestone payments. Rovi began marketing Mysimba in January 2017. For 2017, the Company recorded net product sales of approximately $1.8 million of Mysimba to Rovi.

Valeant Pharmaceuticals International, Inc.

In March 2016, Orexigen Ireland and Valeant Pharmaceuticals Ireland, or Valeant, entered into a commercialization and distributorship agreement for Mysimba in Central and Eastern Europe. Under the terms of the agreement, Valeant is responsible for commercialization activities in 19 Central and Eastern European countries and for obtaining regulatory approvals in the non-EU countries. Orexigen retains regulatory affairs responsibilities in EU countries. Orexigen supplies Mysimba tablets to Valeant at an agreed transfer price. The Company recorded net product sales of approximately $4.4 million and $1.9 million of Mysimba to Valeant in 2017 and 2016, respectively.

Oregon Health & Science University

In June 2003, the Company entered into a license agreement with Oregon Health & Science University, or OHSU, whereby the Company acquired an assignment of any rights OHSU may have to a U.S. provisional patent application that the Company filed, which formed the basis for the Company's subsequently issued patents. This license agreement was amended in November 2003, December 2006 and December 2007. As consideration for this license agreement, the Company paid an upfront fee of $65,000 and issued 7,632 shares of the Company's common stock to OHSU. The Company is also obligated to pay a royalty to OHSU on net sales for Contrave and any other products covered by the assigned patent rights. The royalty expense is recorded as a general and administrative expense. The Company recorded a royalty payable of $455,000 and $219,000 as of December 31, 2017 and 2016, respectively, under this agreement. The Company is also responsible for all prosecution and maintenance (including all costs associated with the enforcement) of any patent applications, that stem from these assigned rights, and for any patents that have or may issue with respect thereto.

OHSU has also licensed to the Company, on an exclusive basis, the issued patent underlying the in vitro model that the Company has used for screening combination therapies for impact on neuronal activity. With respect to these rights, the Company was required to make a payment of $20,000 upon receipt of a pair of mice and is required to pay an additional $20,000 upon receipt of any additional pair of mice. OHSU is solely responsible for the prosecution, maintenance and enforcement (including all costs associated therewith) of this patent; however, the Company is required to pay 100% of expenses incurred by OHSU in the maintenance and prosecution of this patent. As of December 31, 2017, the Company has paid a total of approximately $118,000 in connection with the maintenance and prosecution of this patent. In addition, OHSU has the right to not file any patent application or to abandon any patent or patent application included in the patent rights, in which case it must provide the Company 60 days' prior written notice and, in response, the Company may elect at its sole cost to pursue these actions. The Company's rights to this patent extend through the expiration of the patent, which is expected to occur in 2024.

12. Stockholders' Equity

Common Stock and Common Stock Warrants

In December 2011, the Company completed a public offering of 5,646,173 units. Each unit consists of one tenth of a share of common stock and a warrant to purchase ten shares of common stock, at a price to the public of $1.45 per one tenth of a share of common stock and $14.49 per warrant to purchase each share of common stock, which together comprise the purchase price of $15.94 per unit. Net cash proceeds from the public offering were $86.9 million, after deducting underwriting discounts and commissions and offering expenses. The warrants issued in the transaction have an exercise price equal to $0.01 per share. Each warrant is exercisable in whole or in part for a period of 10 years commencing on December 22, 2011. The initial warrants provided for the purchase of up to 5,646,173 shares. No shares were issued upon warrant exercises in 2017and 2016, respectively.

In September 2015, the Company sold 2.0 million shares of its common stock and warrants to purchase 500,000 shares of its common stock in a private placement to an affiliate of The Baupost Group, L.L.C., at a purchase price of $30.00 per share of common stock and 0.25 of a warrant, raising net proceeds of $59.8 million. The warrants are exercisable for five years at $60.00 per share.

Warrants to purchase an aggregate of up to 22,500,000   shares were outstanding as of both December 31, 2017 and 2016.

Stock Options

During 2004, the Company adopted the 2004 Stock Plan, or the 2004 Plan, under which, as amended, 315,927 shares of common stock are reserved for issuance to employees, directors and consultants of the Company. The 2004 Plan provides for the grant of incentive stock options, non-statutory stock options and rights to purchase restricted stock to eligible recipients. Recipients of incentive stock options shall be eligible to purchase shares of the Company's common stock at an exercise price equal to no less than the estimated fair market value of such stock on the date of grant. The maximum term of options granted under the 2004 Plan is ten years. The options generally vest over four years, and some are immediately exercisable. At December 31, 2017, no stock options are outstanding under the 2004 Plan.

In February 2007, the Company's stockholders approved the 2007 Equity Incentive Award Plan, or the 2007 Plan, which became effective in April 2007, under which 352,500 shares of common stock were initially reserved for future issuance to employees, directors and consultants of the Company. Effective January 1, 2009, 2010 and 2011, the Company's Board of Directors increased the shares available for issuance under the 2007 Plan by 172,167, 200,000 and 200,000 shares, respectively, in accordance with an "evergreen" provision. The 2007 Plan provides for the issuance of stock options, stock appreciation rights, restricted stock units, performance stock units, and other stock-based awards. The 2007 Plan has an initial term of ten years. As of the effectiveness of the 2007 Plan, no additional shares will be granted under the 2004 Plan. The 2007 Plan was amended in October 2009 and February 2010 to provide for the reservation of 50,000 and 200,000 shares, respectively, of the Company's common stock to be used exclusively for the grant of awards to individuals not previously an employee or non-employee director of the Company (or following a bona fide period of non-employment with the Company), as an inducement material to the individual's entering into employment with the Company within the meaning of Rule 5635(c)(4) of the NASDAQ Listing Rules. In June 2011, the 2007 Plan was amended to, among other things, add an additional 1,000,000 shares to the number of shares of common stock authorized for issuance under the 2007 Plan, increase the number of shares to be added to the 2007 Plan automatically each January 1, starting with January 1, 2012, to the least of (i) 15% of the Company's outstanding common stock on the applicable January 1, (ii) 600,000 shares of common stock and (iii) a lesser number of shares of the Company's common stock determined by the Company's board of directors, and increase the limitation on the number of shares that may be granted pursuant to the exercise of incentive stock option to 4,000,000 shares. The 2007 Plan was amended and restated in July 2016 to, among other things, increase the shares available for issuance by 9.3 million shares and eliminate the "evergreen" provision. At December 31, 2016, options to purchase 6,227,224 shares have been granted and are outstanding under the 2007 Plan.

The following table summarizes stock option activity for the 2004 and 2007 Plans:

	Number of Options	Weighted Average Exercise Price
Outstanding at December 31, 2015	1,986,959	$37.40
Granted	5,234,327	8.58
Exercised	(2,290)	16.60
Forfeited/Cancelled	(991,784)	27.51
Outstanding at December 31, 2016	6,227,212	$14.75
Granted	2,270,056	7.54
Exercised	-	-
Forfeited/Cancelled	(579,235)	14.67
Outstanding at December 31, 2017	7,918,033	$12.68

The following table summarizes information about stock options outstanding under the 2007 Plan at December 31, 2017:

	Options Outstanding			Options Exercisable
Range of Exercise Prices	Number of Options	Weighted Average Remaining Contractual Life (In Years)	Weighted Average Exercise Price	Number of Options	Weighted Average Exercise Price
$1.85 - $4.00	269,773	0.7	$2.97	67,141	$3.05
$4.02 - $4.02	2,362,770	0.8	$4.02	1,055,185	$4.02
$4.30 - $7.20	1,608,581	0.8	$4.20	397,334	$4.26
$15.00 - $81.80	3,676,909	0.8	$22.68	1,975,755	$27.35
$1.85 - $81.80	7,918,033	0.8	$12.68	3,495,415	$17.21

As of December 31, 2017, the aggregate intrinsic value of both options outstanding and exercisable was approximately $0. The aggregate intrinsic value of options exercised was approximately $0 and $5,000 during the years ended December 31, 2017 and 2016, respectively. At December 31, 2017, the weighted average remaining contractual term for options exercisable was approximately 9 months.

Performance-vesting Stock Units

The Company granted an aggregate of 1.2 million and 353,000 performance-vesting stock units, or PSUs, to certain employees in 2017 and 2016, respectively, of which no shares vested during 2017 or 2016. Approximately 12,000 and 89,000 were forfeited during 2017 and 2016, respectively. These PSUs are subject to vesting in 20% installments over five years from the date of grant but will only be earned during such five-year period if pre-determined share price hurdles relating to the 20-trading day average of the closing price of the Company's common stock are attained. The expense associated with these awards is being recognized over the anticipated service period. At December 31, 2017, there were approximately 1.4 million PSU's outstanding.

Employee Stock Purchase Plan

In June 2013, the Company's stockholders approved the Company's ESPP, which permits the Company's eligible employees to purchase shares of common stock, at semi-annual intervals, through periodic payroll deductions. Payroll deductions may not exceed 15% of the participant's cash compensation subject to certain limitations, and the purchase price will not be less than 85% of the lower of the fair market value of the stock at either the beginning of the applicable "Offering Period" or the Purchase Date. Each Offering Period is 24 months, with new Offering Periods commencing every six months on the dates of June 1 and December 1 of each year. Each Offering Period consists of four (4) six month purchase periods (each a "Purchase Period") during which payroll deductions of the participants are accumulated under the ESPP. The last business day of each Purchase Period is referred to as the "Purchase Date." Purchase Dates are every six months on the last business day of May and November.

The assumptions used for the years ended December 31, 2017 and 2016, the resulting estimates of weighted-average fair value per share for stock purchased under the ESPP during 2017 and 2016 are as follows:

	Years Ended December 31,
	2017	2016
Expected term (in years)	0.49 - 2.00	0.49 - 2.00
Expected volatility	51.2 -110.09%	82.4 -106.6%
Risk-free interest rate	0.98 - 1.78%	0.49 - 1.14%
Expected dividend yield	0.0%	0.0%

At December 31, 2017, total unrecognized estimated stock-based compensation expense related to the ESPP was approximately $608,000, which is expected to be recognized over a weighted-average period of approximately 8 months. A total of 600,000 shares of the Company's common stock have been reserved for issuance under the ESPP plan. 159,947  and 59,978 shares were issued under the ESPP during the years ended December 31, 2017 and 2016, respectively.

Common stock reserved for future issuance consists of the following at December 31, 2017:

Common stock warrants	22,500,000
Available for future issuance under ESPP	354,865
Stock options and PSU's issued and outstanding	9,321,877
Authorized for future option grants	3,514,049
35,690,791

13. Income Taxes

The components of the pretax loss from operations for the years ended December 31, 2017 and 2016 are as follows (in thousands):

	2017	2016
U.S. domestic	$(43,520)	$2,189
Foreign	2,868	(26,580)
Pretax loss from operations	$(40,652)	$(24,391)

The provision for income taxes from continuing operations consists of the following (in thousands):

	2017	2016
Current:
Federal	$(1,254)	$(2)
State	144	135
Foreign	-	-
Total current	(1,110)	133
Deferred:
Federal	-	-
State	-	-
Foreign	-	-
Total deferred	-	-
Total income tax expense (benefit)	$(1,110)	$133

A reconciliation of income taxes to the amount computed by applying the statutory federal income tax rate to the net loss is summarized as follows:

	December 31,
(In thousands)	2017	2016
Income tax expense (benefit) at statutory rates	$(14,229)	$(8,537)
State income tax, net of federal benefit	(795)	1,276
Permanent items	(451)	683
Uncertain tax positions	575	971
Research and development credits	(1,242)	(2,429)
Mark to market - financial instruments	-	(2,555)
Stock-based compensation	1,183	6,252
Tax attribution limitation	(1,697)	(1,305)
Foreign rate differential	(640)	5,992
Change in rate	-	(2,347)
Reduction of deferred balances related to Tax Reform	41,087	-
State net operating loss	2,864	1,203
Deferred intercompany profit	-	(1)
Change in valuation allowance	(27,765)	930
Income tax expense (benefit)	$(1,110)	$133

Significant components of the Company's deferred tax assets as of December 31, 2017 and 2016 are shown below. A valuation allowance has been recognized to offset the net deferred tax assets as realization of such deferred tax assets has not met the more likely than not threshold.

	December 31,
(In thousands)	2017	2016
Deferred tax assets:
Net operating loss carryforwards	$99,024	$98,995
Research and development credits	7,971	6,190
Capitalized research and development expenditures	3,319	2,733
Deferred revenue	50	-
Stock-based compensation	7,368	9,410
Other, net	6,307	9,163
Total deferred tax assets	124,039	126,491
Valuation allowance for deferred tax assets	(90,539)	(113,009)
Deferred tax assets, net of valuation allowance	33,500	13,482
Deferred tax liabilities:
Convertible debt	(33,500)	(13,482)
Total deferred tax liabilities	(33,500)	(13,482)
	$-	$-

At December 31, 2017, federal, state and foreign net operating loss carryforwards are approximately $570.9 million, $442.3 million and $42.7 million, respectively, not considering the IRC Section 382 annual limitation discussed below. The federal loss carryforwards begin to expire in 2027, and the state loss carryforwards begin to expire in 2018, unless previously utilized. At December 31, 2017, federal and state research and development tax credit carryforwards are $23.2 million and $7.5 million, respectively. The federal research and development tax credit carryforwards begin to expire in 2024 unless previously utilized. The state research and development tax credits and foreign net operating losses carry forward indefinitely.

The California net operating loss carry forwards are scheduled to expire as follows (in thousands):

Year	Amount
2018	$3,630
2028 and beyond	205,955

Additionally, the utilization of the net operating loss and research and development tax credit carryforwards is subject to an annual limitation under Section 382 and 383 of the Internal Revenue Code of 1986, and similar state tax provisions due to ownership change limitations that have occurred previously or that could occur in the future. These ownership changes limit the amount of the net operating loss and research and development tax credit carryforwards and other deferred tax assets that can be utilized to offset future taxable income and tax, respectively. In general, an ownership change, as defined by Section 382 and 383, results from transactions increasing ownership of certain stockholders or public groups in the stock of the corporation by more than 50 percent points over a three-year period. The Company has completed an ownership change analysis in accordance with Section 382 from inception through December 31, 2017. As a result of the analysis, it was determined that the Company experienced several ownership changes during this period with the last one occurring in December 2015. The analysis to determine the limitation of NOLs and federal credits as a result of the ownership changes has not been finalized. Based on the preliminary analysis of the limitation of the net operating losses and federal credits, deferred tax assets for net operating losses of $189.4 million and $133.0 million for federal and state, respectively, and federal research and development credits of $12.0 million have been removed from the deferred tax asset schedule. A corresponding decrease to the valuation allowance has also been recorded. Due to the existence of the valuation allowance, future changes in the deferred tax assets related to these tax attributes will not impact the effective tax rate.

In March 2016, the FASB issued ASU 2016-09, Compensation - Stock Compensation (Topic 718), which aims to simplify the accounting for share-based payment transactions, including accounting for income taxes classification on the statement of cash flows, accounting for forfeitures, and classification of awards as either liabilities or equity. The new standard increases the volatility of net income by requiring excess tax benefits from share-based payment arrangements to be classified as discrete items within the provision for income taxes, rather than recognizing excess tax benefits in additional paid-in capital. The Company adopted the ASU on January 1, 2017. The adoption did not have a material impact on its consolidated financial statements. As a result of the adoption of the new standard, the Company made an accounting policy election to recognize forfeitures as they occur and will no longer estimate expected forfeitures. In addition, excess income tax benefits from share-based compensation arrangements are classified as cash flows from operations, rather than cash flows from financing activities. The Company elected to apply the cash flows classification guidance prospectively and have not adjusted prior periods.

The following table summarizes the activity related to the Company's gross unrecognized tax benefits at the beginning and end of the years ended December 31, 2017 and 2016 (in thousands):

	December 31,
	2017	2016
Gross unrecognized tax benefits at the beginning of the year	$17,227	$16,119
Increases related to current year tax positions	645	912
Increases related to prior year tax positions	-	196
Increases (decreases) related to prior year tax positions	-	-
Expiration of unrecognized tax benefits	-	-
Gross unrecognized tax benefits at the end of the year	$17,872	$17,227

Due to the valuation allowance, none of the unrecognized tax benefits as of December 31, 2017, if recognized, would reduce the Company's annual effective tax rate. Due to the valuation allowance, the Company does not expect a significant change in unrecognized tax benefits over the next 12 months.

The Company files income tax returns in the United States, Ireland and in various state jurisdictions with varying statutes of limitations. Due to net operating losses incurred, the Company's tax returns from inception to date are subject to examination by taxing authorities. The Company's policy is to recognize interest expense and penalties related to income tax matters as a component of income tax expense. As of December 31, 2017, the Company had no interest or penalties accrued for uncertain tax positions.

The Tax Cuts and Jobs Act ("the Tax Act") was enacted on December 22, 2017. The Tax Act includes a number of changes to existing tax laws that impact the Company, most notably it reduces the U.S. federal corporate tax rate from 35% to 21%, requires companies to pay a one-time transition tax on earnings of certain foreign subsidiaries that were previously tax deferred, and creates new taxes on certain foreign sourced earnings. The Tax Act is generally effective January 1, 2018. As of December 31, 2017, the Company has made a reasonable estimate of the effects of the Tax Act on its existing deferred tax balances. In other cases, the Company was not able to make a reasonable estimate and continues to account for those items based on its existing accounting under ASC 740, Income Taxes, and the provisions of the tax laws in effect immediately prior to enactment.

In conjunction with the tax law changes, the SEC staff issued Staff Accounting Bulletin No. 118 ("SAB 118") to address the application of U.S. GAAP in situations when a registrant does not have the necessary information available, prepared, or analyzed (including computations) in reasonable detail to complete the accounting for certain income tax effects of the Tax Act. The ultimate impact may differ from these provisional amounts, possibly materially, due to, among other things, additional analysis, changes in interpretations and assumptions the Company has made, additional regulatory guidance that may be issued, and actions the Company may take as a result of the Tax Act.

Provisional amounts: For items in which a reasonable estimate could be determined, the Company recognized a tax benefit of $1.2 million, which relates primarily to refundable Minimum Tax Credits and are included as a component of income tax benefit from continuing operations.

Deferred tax assets and liabilities: The Company remeasured certain deferred tax assets and liabilities based on the rates at which they are expected to reverse in the future, which is generally 21% for federal purposes. However, the Company is still analyzing certain aspects of the Tax Act and refining its calculations, which could potentially affect the measurement of these balances or potentially give rise to new deferred tax amounts. The provisional amount recorded related to the remeasurement of the Company's deferred tax balance was $41.0 million, which is fully offset by a valuation allowance.

Foreign tax effects: The one-time transition tax is based on the total post-1986 earnings and profits (E&P) previously deferred from U.S. income taxes. In aggregate, the Company has a cumulative deficit in post-1986 E&P from its Irish subsidiary. Accordingly, no provisional amount was recorded as of December 31, 2017. Additionally, as it is the intention of the Company to permanently reinvest the earnings of its foreign subsidiary in Ireland, no provisional amounts have been provided for any U.S. or additional foreign withholding taxes on the excess of the amount for financial reporting over the tax basis of investments in foreign subsidiaries that are indefinitely reinvested.

Beginning in 2018, the Tax Act includes a tax on "global intangible low-taxed income" (GILTI) as defined in the Tax Act. The Company is allowed to make an accounting policy election to account for the tax effects of the GILTI tax either in the income tax provision in future periods as the tax arises, or as a component of deferred taxes on the related investments in foreign subsidiaries. The Company is currently evaluating the GILTI provisions of the Tax Act and the implications on its tax provision and has not finalized the accounting policy election; therefore, the Company has not recorded deferred taxes for GILTI as of December 31, 2017.

14. Litigation

On March 10, 2015, a purported class action lawsuit was filed against the Company and certain of the Company's officers in the United States District Court for the Southern District of California, captioned Colley v. Orexigen, et al. The following day, two additional putative class action lawsuits were filed in the same court, captioned Stefanko v. Orexigen, et al., and Yantz v. Orexigen, et al., asserting substantially similar claims. On June 22, 2015, the court consolidated the lawsuits and appointed a lead plaintiff. On August 20, 2015, the lead plaintiff filed a consolidated complaint. The consolidated complaint purports to assert claims on behalf of a class of purchasers of the Company's stock between March 3, 2015 and May 12, 2015. It alleges that defendants violated Sections 10(b) and 20(a) of the Securities Exchange Act of 1934 by purportedly making false and misleading statements regarding the interim results and termination of the Light Study. The consolidated complaint seeks an unspecified amount of damages, attorneys' fees and equitable or injunctive relief. On October 5, 2015, defendants filed a motion to dismiss the consolidated complaint. On May 19, 2016, the District Court granted the motion to dismiss, dismissing portions of the consolidated complaint with prejudice and portions without prejudice. The Court granted the lead plaintiff 30 days to file an amended complaint with respect to those portions not dismissed with prejudice. On June 16, 2016, the lead plaintiff filed a notice of intent not to file an amended complaint but to proceed directly to an appeal of the Court's decision dismissing the consolidated complaint. As a result, the court entered judgment dismissing the consolidated complaint with prejudice on June 27, 2016. The lead plaintiff filed a Notice of Appeal with the Ninth Circuit Court of Appeals on July 26, 2016. On November 6, 2017, the Ninth Circuit held oral arguments on the appeal but has not yet issued its decision. On August 13, 2018, the Ninth Circuit issued an order affirming-in-part and reversing-in-part the district court's decision granting defendants' motion to dismiss, referring the case back to the district court for further proceedings. On August 27, 2018, certain defendants filed petitions for panel rehearing and rehearing en banc. On September 14, 2018, the panel issued an order directing the plaintiff-appellant to file a responsive to the defendants' petitions for rehearing. The Ninth Circuit has not yet ruled on the petitions for rehearing. Although management believes that this appeal lacks merit and intends to defend against it vigorously, there are uncertainties inherent in any litigation and the Company cannot predict the outcome. At this time, the Company is unable to estimate possible losses or ranges of losses that may result from such legal proceedings, and it has not accrued any amounts in connection with such legal proceedings other than ongoing attorney's fees.

On June 3, 2016, plaintiff Ben Wilkin, a shareholder who had previously made a shareholder demand to inspect certain books and records of the Company, filed a derivative lawsuit purportedly on behalf of the Company against certain of the Company's current and former officers and members of the board of directors in the Delaware Chancery Court, captioned Wilkin v. Narachi, et al. The lawsuit asserts claims for breach of fiduciary duty and waste of corporate assets based on essentially the same set of facts underlying the Colley, Stefanko and Yantz consolidated class action. The lawsuit seeks, among other things, damages, corporate governance reforms, injunctive relief, restitution, disgorgement and attorney's fees. Orexigen and the individual defendants filed a motion to dismiss on October 31, 2016, asserting that plaintiff failed to plead demand futility and otherwise failed to state a claim. Instead of opposing the motion to dismiss, on January 13, 2017, plaintiff filed an amended complaint pursuant to Chancery Rule 15(aaa). The amended complaint asserts nearly identical allegations and claims as the original complaint. Orexigen and the individual defendants filed a motion to dismiss on March 27, 2017. On, November 17, 2017, the Chancery Court held oral argument on Orexigen and the individual defendants' motion to dismiss. On February 28, 2018, the Chancery Court granted the motion to dismiss with prejudice. Plaintiff's deadline to file a notice of appeal was April 2, 2018; however, before Plaintiff's deadline to appeal had passed, on March 12, 2018, the Company filed for bankruptcy, staying Plaintiff's (and the bankruptcy trustee's) deadline to file a notice of appeal. Management believes that the claims (and any appeal, should one be filed) lack merit and intends to defend against them vigorously. The Company is unable to estimate possible losses or ranges of losses that may result from this lawsuit and has not accrued any amounts in connection with this suit.

It is possible that additional securities class action litigation may be brought against the Company following stock price declines related to the release of information regarding Contrave or clinical trial results, including the Light Study. Any adverse determination in such litigation could subject the Company to significant liabilities.

In April 2015, the Company and Takeda received a Paragraph IV certification notice letter regarding an abbreviated new drug application, or ANDA, submitted to the FDA by Actavis Laboratories FL, Inc., or Actavis, requesting approval to market, sell, and use a generic version of Contrave. In its notice letter, Actavis alleged that U.S. Patent Nos. 7,375,111, 7,462,626, 8,088,786, 8,318,788, 8,722,085, 8,815,889, and 8,916,195, which are listed in the FDA's Approved Drug Products with Therapeutic Equivalence Evaluations, or the Orange Book, for Contrave, are invalid, unenforceable and/or would not be infringed by Actavis' manufacture, use or sale of the product described in its ANDA. In June 2015, the Company and Takeda filed a patent infringement lawsuit in the U.S. District Court for the District of Delaware against Actavis and certain of its affiliates related to the ANDA previously filed by Actavis and described above. The lawsuit claims infringement of the seven patents that were the subject of Actavis' notice letter, as described above. In accordance with the Drug Price Competition and Patent Term Restoration Act of 1984, known as the Hatch-Waxman Act, as a result of having filed a patent infringement lawsuit within 45 days of receipt of Actavis' notice letter, FDA approval of the ANDA was stayed until the earlier of (i) 30 months from the date of receipt of the notice letter or (ii) a District Court decision finding that the identified patents were invalid, unenforceable or not infringed. In July 2015, Actavis filed an answer, affirmative defenses and counterclaim to the Company's and Takeda's complaint, and the Company and Takeda filed an answer to Actavis' counterclaim in August 2015. Moreover, in July 2015, the court ordered a stipulation between the Company, Takeda and Actavis in which Orexigen and Takeda agreed to dismiss all defendants except Actavis without prejudice, and Actavis agreed that the related Actavis entities would be bound to judgments and orders of the court against Actavis and would be subject to discovery as if they were parties. In September 2015, the court entered a scheduling order, setting a claim construction hearing for May 2016 and a three-day bench trial to begin in June 2017. After reviewing Actavis' ANDA, the Company and Takeda subsequently dropped U.S. Patent Nos. 8,088,786, 8,318,788, 8,722,085 and 8,815,889 from the lawsuit. In April 2016, the Company and Takeda filed an amended complaint against Actavis asserting newly issued U.S. Patent No. 9,125,868. In June 2016, in response to the May 2016 claim construction hearing, the court adopted the Company's proposed constructions for the majority of the disputed claim terms. In August 2016, in connection with the end of the transition period associated with the Separation Agreement entered into between the Company and Takeda, Takeda transferred responsibility for management of this patent infringement lawsuit to the Company. A bench trial commenced on June 5, 2017, in connection with which the Company agreed to drop U.S. Patent No. 9,125,868 from the lawsuit. On October 13, 2017, the District Court issued its opinion and found that the asserted claims of the three patents still at issue (U.S. Patent Nos. 7,462,626, 7,375,111, and 8,916,195, which expire in 2024, 2025 and 2030, respectively) were valid and infringed. On November 21, 2017, Actavis filed a notice of appeal, appealing the District Court's decision in the United States Court of Appeals for the Federal Circuit ("Federal Circuit"). On February 21, 2018, Actavis filed its opening appeal brief. On April 23, 2018, the Federal Circuit ordered that the appeal be stayed due to the Company's bankruptcy filing. On July 11, 2018, the Federal Circuit denied, without prejudice, a joint motion of the parties to lift the stay and set a scheduling order. On July 24, 2018, the Delaware bankruptcy court issued an order allowing the Federal Circuit appeal to proceed while bankruptcy proceedings continued. On July 27, 2018, the Delaware bankruptcy court approved the asset purchase agreement by which Nalpropion acquired the aforementioned Orexigen patents. The United States Patent & Trademark Office mailed a Notice of Recordation of Assignment of the Orexigen patents to Nalpropion Pharmaceuticals, Inc. ("Nalpropion") on August 24, 2018. By an order dated September 5, 2018, the Federal Circuit lifted the stay of the appeal, granted Nalpropion' s request to be substituted for Orexigen as a party, and set a briefing schedule. Nalpropion filed its answering appeal brief on September 28, 2018, and Actavis' reply brief is due no later than November 12, 2018. Nalpropion estimates that oral argument in the appeal will occur in the first half of 2019. Although the Company plans to continue to vigorously enforce Contrave intellectual property rights, there are uncertainties inherent in any litigation and appeal and the Company cannot predict the outcome.

15. Employee Benefit Plan

The Company has a defined contribution 401(k) retirement plan which allows employees to contribute up to 100% of their annual compensation up to the maximum annual amount prescribed by the Internal Revenue Service. The Company may elect to make a discretionary contribution or match a discretionary percentage of employee contributions. During the years ended December 31, 2017 and 2016, the Company's matching contributions to the plan were approximately $663,000 and $421,000, respectively.

16. Subsequent Event

On March 12, 2018, the Company filed a voluntary petition for bankruptcy protection under Chapter 11 of Title 11 of the United States Bankruptcy Code in the "Bankruptcy Court. On April 23, 2018, the Company entered into an asset purchase agreement (the "Agreement") with Nalpropion Pharmaceuticals, Inc. (the "Purchaser"), pursuant to which the Purchaser agreed to acquire substantially all of the assets and assume certain liabilities of the Company for an aggregate purchase price of $75,000,000 (the "Acquisition"). Nalpropion Pharmaceuticals is a special purpose vehicle jointly owned by Pernix Ireland Pain Designated Activity Company, a wholly owned subsidiary of the Company, and funds managed by Highbridge Capital Management, LLC and Whitebox Advisors LLC. On June 23, 2018, the Bankruptcy Court approved an order authorizing the Acquisition with the Purchaser pursuant to the Acquisition Agreement.

On July 26, 2018, the Company and the Purchaser entered into an amendment to the Agreement (the "Amendment"). The Amendment reduces the aggregate purchase price to $73,500,000 and creates a $5,000,000 reserve to cover potential post-closing indemnification claims by the Purchaser. On July 27, 2018, the Company closed the sale and transferred substantially all of its assets to the Purchaser. As of October 1, 2018, certain assets and liabilities of the Company remain in the control of the Bankruptcy Court.